UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Global Digital Solutions, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	4899	22-3392051
(State of Incorporation)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

777 South Flagler Drive

West Palm Beach, FL 33401

(561) 515-6163

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

Please send copies of all communications to:

BRUNSON CHANDLER & JONES, PLLC

175 South Main Street, Suite 1410

Salt Lake City, Utah 84111

801-303-5772

chase@bcjlaw.com

(Address, including zip code, and telephone, including area code)

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(do not check if a smaller reporting company)		Emerging Growth Company	☐

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until the registrant shall file a further amendment which specifically states that this registration statement shall, thereafter, become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED AUGUST ___, 2023

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

GLOBAL DIGITAL SOLUTIONS, INC.

200,000,000 shares of common stock

The selling stockholder identified in this prospectus may offer an indeterminate number of shares of its common stock, which will consist of up to 200,000,000 shares of common stock to be sold by GHS Investments LLC (“GHS”) pursuant to an Equity Financing Agreement (the “Financing Agreement”) dated October 3, 2022. If issued presently, the 200,000,000 of common stock registered for resale by GHS would represent 20.06% of our issued and outstanding shares of common stock as of January 31, 2023.

The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our common stock by GHS. However, we will receive proceeds from our initial sale of shares to GHS pursuant to the Financing Agreement. We will sell shares to GHS at a price equal to 80% of the lowest trading price of our common stock during the ten (10) consecutive trading day period preceding on the date on which we deliver a put notice to GHS (the “Market Price”).

GHS is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Our common stock is traded on OTC Markets under the symbol “GDSI”. On July 26, 2023, the last reported sale price for our common stock was $0.0093 per share.

Prior to this offering, there has been a very limited market for our securities. While our common stock is on the OTC Markets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities.

This offering is highly speculative, and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 6. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________________, 2023.

Table of Contents

The following table of contents has been designed to help you find information contained in this prospectus. We encourage you to read the entire prospectus.

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus may become stale. You should not assume the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus, any prospectus supplement or of any sale of the shares. Our business, financial condition, results of operations, and prospects may have changed since those dates. The selling stockholder is offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, the “Company,” “we,” “us,” and “our” refer to Global Digital Solutions, Inc., a Nevada corporation.

Item 3. SUMMARY INFORMATION, RISK FACTORS, AND RATIO OF EARNINGS TO FIXED CHARGES

You should carefully read all information in the prospectus, including the financial statements and their explanatory notes under the Financial Statements prior to making an investment decision.

We were incorporated in New Jersey as Creative Beauty Supply, Inc. (“Creative”) in August 1995. In March 2004, Creative acquired Global Digital Solutions, Inc., a Delaware corporation. The merger was treated as a recapitalization of Global Digital Solutions, Inc., and Creative changed its name to Global Digital Solutions, Inc. (“GDSI”). We are focused in the area of cyber arms technology and complementary security and technology solutions. On October 22, 2012, we entered into an Agreement of Merger and Plan of Reorganization to acquire 70% of Airtronic USA, Inc. (“Airtronic”), a then debtor in possession under chapter 11 of the Bankruptcy Code once Airtronic successfully reorganized and emerged from bankruptcy (the “Merger”). During the period from October 2012 through November 2013, we were actively involved in the day to day management of Airtronic pending the completion of the Merger. The Merger did not occur and we ceased involvement with Airtronic. In December 2012 we incorporated GDSI Florida LLC (“GDSI FL”), a Florida limited liability company. Except for the payment of administrative expenses on behalf of the Company, GDSI FL has no business operations. In January 2013, we incorporated Global Digital Solutions, LLC, a Florida limited liability company. In November 2013, we incorporated GDSI Acquisition Corporation, a Delaware corporation. On June 16, 2014, we acquired North American Custom Specialty Vehicles, LLC, into GDSI Acquisition Corporation, and changed the latter’s name to North American Custom Specialty Vehicles, Inc. (“NACSV”). In July 2014, we announced the formation of GDSI International (f/k/a Global Digital Solutions, LLC) to spearhead our efforts overseas.

In March of 2019, the Company acquired HarmAlarm (“HA”). HA was formed in 2002 as a private Texas company to pursue Infrared commercial applications in the aviation services area. HA intends to develop a system known as Pilot Assisted Landing Systems (PALS). We believe the precision and robustness of PALS has generated a host of new applications mainly through “landing trajectory” optimization which provides additional safety margin against weather related hazardous conditions, like wind shear, wake turbulence, icing, as well as low ceilings and fog. The Company had determined that due to a lack of funding it is not able to continue the program and has written off the investment and recorded a loss of $97,555 at December 31, 2022.

Where You Can Find Us

Our offices are currently located at 777 South Flagler Drive, Suite 800 West Tower, West Palm Beach, FL 33401. Our telephone number is (561) 515-6163.

GHS Equity Financing Agreement and Registration Rights Agreement

Summary of the Offering

Shares currently outstanding:	798,168,896

Shares being offered:	200,000,000

Offering Price per share:	The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Use of Proceeds:	We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder. However, we will receive proceeds from our initial sale of shares to GHS, pursuant to the Financing Agreement. The proceeds from the initial sale of shares will be used for the purpose of working capital and for potential acquisitions.

OTC Markets Symbol:	GDSI

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

Financial Summary

The tables and information below are derived from our consolidated financial statements for the twelve months ended December 31, 2022 and 2021.

	December 31, 2022	December 31, 2021

Cash	1,043	$98,800
Total Assets	1,043	299,770
Total Liabilities	16,076,425	11,360,697
Total Stockholder’s Equity (Deficit)	(16,075,382)	(11,060,927)

Statement of Operations

	Year End December 31, 2022	Year End December 31, 2021

Revenue	0	0
Total Operating Expenses	427,132	2,240,437
Net Income (Loss) for the Period	(5,761,061)	2,211,309
Net Income (Loss) per Share	-	-

RISK FACTORS

You should carefully consider the risks described below before investing in our securities. Additional risks not presently known to us or that our management currently deems immaterial also may impair our business operations. If any of the risks described below were to occur, our business, financial condition, operating results, and cash flows could be materially adversely affected. In such an event, the trading price of our common stock could decline, and you could lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this Prospectus, including our consolidated financial statements and related notes. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business and Industry

There is substantial doubt about our ability to continue as a going concern.

We have a limited operating history with our single operating subsidiary, NACSV, on which to evaluate our business. Our operations are subject to all of the risks inherent in the establishment and expansion of a business enterprise. Accordingly, the likelihood of our success must be considered in the light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the starting and expansion of a business and the relatively competitive environment in which we operate. Unanticipated delays, expenses, and other problems such as setbacks in product development, product manufacturing, and market acceptance are frequently encountered in establishing a business such as ours. There can be no assurance that the Company will be successful in addressing such risks, and any failure to do so could have a material adverse effect on the Company’s business, results of operations, and financial condition.

Because of our limited operating history with our operating subsidiary, we have limited historical financial data on which to base planned operating expenses. Accordingly, our expense levels, which are, to a large extent, variable, will be based in part on our expectations of future revenues. As a result of the variable nature of many of our expenses, we may be unable to adjust spending in a timely manner to compensate for any unexpected delays in the development and marketing of our products or any subsequent revenue shortfall. Any such delays or shortfalls will have an immediate adverse impact on our business, operating results, and financial condition.

We have not achieved profitability on a quarterly or annual basis to date. To the extent that net revenue does not grow at anticipated rates or that increases in our operating expenses precede or are not subsequently followed by commensurate increases in net revenue, or that we are unable to adjust operating expense levels accordingly, our business, results of operations, and financial condition will be materially and adversely affected. There can be no assurance that our operating losses will not increase in the future or that we will ever achieve or sustain profitability.

No Assurance of Sustainable Revenues.

There can be no assurance that our subsidiaries will generate sufficient and sustainable revenues to enable us to operate at profitable levels or to generate positive cash flow. As a result of our limited operating history and the nature of the markets in which we compete, we may not be able to accurately predict our revenues. Any failure by us to accurately make such predictions could have a material adverse effect on our business, results of operations, and financial condition. Further, our current and future expense levels are based largely on our investment plans and estimates of future revenues. We expect operating results to fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. Factors that may adversely affect our operating results include, among others, demand for our products and services, the budgeting cycles of potential customers, lack of enforcement of or changes in governmental regulations or laws, the amount and timing of capital expenditures and other costs relating to the expansion of our operations, the introduction of new or enhanced products and services by us or our competitors, the timing and number of new hires, changes in our pricing policy or those of our competitors, the mix of our products, increases in the cost of raw materials, technical difficulties with the products, incurrence of costs relating to future acquisitions, general economic conditions, and market acceptance of our products. As a strategic response to changes in the competitive environment, we may, from time to time, make certain decisions regarding pricing, service, marketing or business combinations that could have a material adverse effect on our business, results of operations, and financial condition. Any seasonality is likely to cause quarterly fluctuations in our operating results, and there can be no assurance that such patterns will not have a material adverse effect on our business, results of operations, and financial condition. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

We may need to raise additional funds in the future that may not be available on acceptable terms or available at all.

We may consider issuing additional debt or equity securities in the future to fund our business plan, for potential investment acquisiti ns, or general corporate purposes. If we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences, and privileges senior to those of our existing stockholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization, requiring us to pay additional interest expenses. We may not be able to obtain financing on favorable terms, or at all, in which case, we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities, or respond to competitive pressures.

While a major part of our business strategy is to pursue strategic acquisitions, we may not be able to identify businesses for which we can obtain necessary financing to acquire on acceptable terms, face risks due to additional indebtedness, and our acquisition strategy may incur significant costs or expose us to substantial risks inherent in the acquired business’s operations.

Our strategy of pursuing strategic acquisitions may be negatively impacted by several risks, including the following:

●	We may not successfully identify companies that have complementary product lines or technological competencies or that can diversify our revenue or enhance our ability to implement our business strategy;

●	We may not successfully acquire companies if we fail to obtain financing, if we fail to negotiate the acquisition on acceptable terms, or for other related reasons.

●	We may incur additional expenses due to acquisition due diligence, including legal, accounting, consulting, and other professional fees and disbursements. Such additional expenses may be material, will likely not be reimbursed, and would increase the aggregate cost of any acquisition.

●	Any acquired business will expose us to the acquired company’s liabilities and to risks inherent to its industry, and we may not be able to ascertain or assess all of the significant risks.

●	We may require additional financing in connection with any future acquisition, and such financing may adversely impact, or be restricted by, our capital structure.

●	Achieving the anticipated potential benefits of a strategic acquisition will depend in part on the successful integration of the operations, administrative infrastructures, and personnel of the acquired company or companies in a timely and efficient manner. Some of the challenges involved in such an integration include: (i) demonstrating to the customers of the acquired company that the consolidation will not result in adverse changes in quality, customer service standards, or business focus; (ii) preserving important relationships of the acquired company; (iii) coordinating sales and marketing efforts to effectively communicate the expanded capabilities of the combined company; and (iv) coordinating the supply chains.

Any future acquisitions could disrupt business.

If we are successful in consummating acquisitions, those acquisitions could subject us to a number of risks, including that:

●	the purchase price we pay could significantly deplete our cash reserves or result in dilution to our existing stockholders;

●	we may find that the acquired company or assets do not improve our customer offerings or market position as planned;

●	we may have difficulty integrating the operations and personnel of the acquired company;

●	key personnel and customers of the acquired company may terminate their relationships with the acquired company as a result of the acquisition;

●	we may experience additional financial and accounting challenges and complexities in areas such as tax planning and financial reporting;

●	we may assume or be held liable for risks and liabilities as a result of our acquisitions, some of which we may not discover during our due diligence or adequately adjust for in our acquisition arrangements;

●	we may incur one-time write-offs or restructuring charges in connection with the acquisition;

●	we may acquire goodwill and other intangible assets that are subject to amortization or impairment tests, which could result in future charges to earnings; and

●	we may not be able to realize the cost savings or other financial benefits we anticipated.

These factors could have a material adverse effect on our business, financial condition, and operating results.

Our business is at risk if we lose key personnel or are unable to attract and integrate additional skilled personnel.

The success of our business depends, in large part, on the skill of our personnel. Accordingly, it is critical that we maintain and continue to build a highly experienced management team and specialized workforce, including engineers, experts in project management and business development, and sales professionals. Competition for personnel, particularly those with expertise in the specialty vehicle industry and, as we expect, in the industries of any future acquisition targets, is high, and identifying candidates with the appropriate qualifications can be difficult. We may not be able to hire the necessary personnel to implement our business strategy given our anticipated hiring needs, or we may need to provide higher compensation or more training to our personnel than we currently anticipate.

In the event, we are unable to attract, hire and retain the requisite personnel and subcontractors, we may experience delays in growing our business plan in accordance with project schedules and budgets, which may have an adverse effect on our financial results, harm our reputation and cause us to curtail our pursuit of new initiatives. Further, any increase in demand for personnel and specialty subcontractors may result in higher costs, causing us to exceed the budget on a project, which in turn may have an adverse effect on our business, financial condition and operating results and harm our relationships with our customers.

Our future success is particularly dependent on the vision, skills, experience and effort of our senior management team, including our president and chief executive officer. If we were to lose the services of our president and chief executive officer or any of our key employees, our ability to effectively manage our operations and implement our strategy could be harmed and our business may suffer.

We may not be able to protect intellectual property that we hope to acquire, which could adversely affect our business.

The companies that we hope to acquire may rely on patent, trademark, trade secret, and copyright protection to protect their technology. We believe that technological leadership can be achieved through additional factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition, and reliable product maintenance. Nevertheless, our ability to compete effectively depends in part on our ability to develop and maintain proprietary aspects of our technology, such as patents. We may not secure future patents; and patents that we may secure may become invalid or may not provide meaningful protection for our product innovations. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as the United States. Furthermore, there can be no assurance that competitors will not independently develop similar products, “reverse engineer” our products, or, if patents are issued to us, design around such patents. We also expect to rely upon a combination of copyright, trademark, trade secret, and other intellectual property laws to protect our proprietary rights by entering into confidentiality agreements with our employees, consultants, and vendors, and by controlling access to and distribution of our technology, documentation, and other proprietary information. There can be no assurance, however, that the steps to be taken by us will not be challenged, invalidated, or circumvented, or that the rights granted thereunder will provide a competitive advantage to us. Any such circumstance could have a material adverse effect on our business, financial condition and results of operations. While we are not currently engaged in any intellectual property litigation or proceedings, there can be no assurance that we will not become so involved in the future or that our products do not infringe any intellectual property or other proprietary right of any third party. Such litigation could result in substantial costs, the diversion of resources and personnel, and significant liabilities to third parties, any of which could have a material adverse effect on our business.

We may not be able to protect our trade names and domain names.

We may not be able to protect our trade names and domain names against all infringers, which could decrease the value of our brand name and proprietary rights. We currently hold the Internet domain names “www.gdsi.co” and “www.nacsvehicles.com,” and we use “GDSI” and “NACS Vehicles” as trade names. Domain names generally are regulated by Internet regulatory bodies are subject to change, and in some cases, may be superseded, in some cases by laws, rules and regulations governing the registration of trade names and trademarks with the United States Patent and Trademark Office as well as ascertain other common law rights. If the domain registrars are changed, if new ones are created, or if we are deemed to be infringing upon another’s trade name or trademark, we may be unable to prevent third parties from acquiring or using, as the case may be, our domain name, trade names or trademarks, which could adversely affect our brand name and other proprietary rights.

We may be subject to liability claims for damages and other expenses not covered by insurance that could reduce our earnings and cash flows.

Our business, profitability, and growth prospects could suffer if we pay damages or defense costs in connection with a liability claim that is outside the scope of any applicable insurance coverage. We intend to maintain, but do not yet have, general and product liability insurance. There is no assurance that we will be able to obtain insurance in amounts, or for a price, that will permit us to purchase desired amounts of insurance. Additionally, if our costs of insurance and claims increase, then our earnings could decline. Further, market rates for insurance premiums and deductibles have been steadily increasing, which may prevent us from being adequately insured. A product liability or negligence action in excess of insurance coverage could harm our profitability and liquidity.

Insurance and contractual protections may not always cover lost revenue.

We possess insurance and warranties from suppliers, and our subcontractors make contractual obligations to meet certain performance levels. We also attempt, where feasible, to pass risks we cannot control to our customers. The proceeds of such insurance, warranties, performance guarantees, and risk-sharing arrangements may not be adequate to cover lost revenue, increased expenses, or liquidated damages payments that may be required in the future.

We currently carry customary insurance for business liability. For our work as a general contractor, we carry workers comp insurance for our employees, and we have performance bonding insurance. Certain losses of a catastrophic nature, such as from floods, tornadoes, thunderstorms, and earthquakes, are uninsurable or not economically insurable. Such “Acts of God,” work stoppages, regulatory actions, or other causes, could interrupt operations and adversely affect our business.

We rely on outside consultants and employees.

We will rely on the experience of outside consultants and employees. In the event that one or more of these consultants or employees terminates employment with the Company, or becomes unavailable, suitable replacements will need to be retained, and there is no assurance that such employees or consultants could be identified under conditions favorable to us.

Our financial and operating performance is adversely affected by the coronavirus pandemic.

The recent outbreak of a strain of coronavirus (COVID-19) in the U.S. has had an unfavorable impact on our business operations. Mandatory closures of businesses imposed by the federal, state and local governments to control the spread of the virus is disrupting the operations of our management, business and finance teams. In addition, the COVID-19 outbreak has adversely affected the U.S. economy and financial markets, which may result in a long-term economic downturn that could negatively affect future performance. The extent to which COVID-19 will impact our business and our consolidated financial results will depend on future developments which are highly uncertain and cannot be predicted at the time of the filing of this Form 10-K, a material adverse impact on our business, results of operations and financial condition.

Risks Related to NACSV’s Business

We may face strong competition from larger, established companies.

We likely will face intense competition from other companies that provide the same or similar custom specialty vehicle manufacturing and other services that compete with acquired businesses, virtually all of which can be expected to have longer operating histories, greater name recognition, larger installed customer bases, and significantly more financial resources, R&D facilities, and manufacturing and marketing experience than we have. There can be no assurance that developments by our potential competitors will not render our existing and future products or services obsolete. In addition, we expect to face competition from new entrants into the custom specialty vehicle business. As the demand for products and services grows and new markets are exploited, we expect that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products and services. We may not have sufficient resources to maintain our research and development, marketing, sales, and customer support efforts on a competitive basis. Additionally, we may not be able to make the technological advances necessary to maintain a competitive advantage with respect to our products and services. Increased competition could result in price reductions, fewer product orders, obsolete technology, and reduced operating margins, any of which could materially and adversely affect our business, financial condition, and results of operations.

If we are unable to keep up with technological developments, our business could be negatively affected.

The markets for our products and services are expected to be characterized by rapid technological change and be highly competitive with respect to timely innovations. Accordingly, we believe that our ability to succeed in the sale of our products and services will depend significantly upon the technological quality of our products and services relative to those of our competitors, and upon our ability to continue to develop and introduce new and enhanced products and services at competitive prices and in a timely and cost-effective manner. In order to develop such new products and services, we will depend upon close relationships with existing customers and our ability to continue to develop and introduce new and enhanced products and services at competitive prices and in a timely and cost-effective manner. There can be no assurance that we will be able to develop and market our products and services successfully or respond effectively to the technological changes or new product and service offerings of our potential competitors. We may not be able to develop the required technologies, products, and services on a cost-effective and timely basis, and any inability to do so could have a material adverse effect on our business, financial condition, and results of operations.

We operate in a highly competitive industry and competitors may compete more effectively.

The industries in which we operate are highly competitive, with many companies of varying size and business models, many of which have their own proprietary technologies, competing for the same business as we do. Many of our competitors have longer operating histories and greater resources than us, and they could use their substantial financial resources to develop a competing business model, develop products or services that are more attractive to potential customers than those we offer, or convince our potential customers that they require financing arrangements that are impractical for smaller companies to offer. Our competitors may also offer similar products and services at prices below cost, devote significant sales forces to competing with us, or attempt to recruit our key personnel by increasing compensation, any of which could improve their competitive positions. Any of these competitive factors could make it more difficult for us to attract and retain customers, cause us to lower our prices in order to compete or reduce our market share and revenue, any of which could have a material adverse effect on our financial condition and operating results. We can provide no assurance that we will continue to compete effectively against our current competitors or additional companies that may enter our markets. We also expect to encounter competition from customers who elect to develop solutions or perform services internally rather than engaging an outside provider such as us.

Operating results may fluctuate and may fall below expectations in any fiscal quarter.

Our operating results are difficult to predict and are expected to fluctuate from quarter to quarter due to a variety of factors, many of which are outside of our control. As a result, comparing our operating results on a period-to-period basis may not be meaningful, and investors should not rely on our past results or on predictions prepared by the Company to determine future performance. If our revenue or operating results fall in any period, the value of our common stock would likely decline.

Risks Relating to Our Financial Condition

Dependence on financing and losses for the foreseeable future.

Our independent registered public accounting firm has issued its audit opinion on our consolidated financial statements appearing in this Annual Report on Form 10-K, including an explanatory paragraph as to substantial doubt with respect to our ability to continue as a going concern. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, assuming we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. For the fiscal year ended December 31, 2021, our net income was $2,211,309 As of December 31, 2021, we had an accumulated deficit of $49,349,575, and a working capital deficit of $11,060,927. These factors raise substantial doubt about our ability to continue as a going concern which is dependent on our ability to raise the required additional capital or debt financing to meet short- and long-term operating requirements. We may also encounter business endeavors that require significant cash commitments or unanticipated problems or expenses that could result in a need for additional cash. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our current shareholders could be reduced, and such securities might have rights, preferences, or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or available at all. If adequate funds are not available on acceptable terms, we may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict our operations. If we are unable to obtain necessary capital, we may have to cease operations. For additional information, see Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations – “Going Concern.”

Dependence on financing and losses for the foreseeable future.

As of December 31, 2021, we had current liabilities of $11,257,572 and current assets of $98,800. We had a working capital deficiency of $11,158,772. Our ability to continue as a going concern is dependent upon raising capital from financing transactions. To stay in business, we will need to raise additional capital through public or private sales of our securities or debt financing. In the past, we have financed our operations by issuing secured and unsecured convertible debt and equity securities in private placements, in some cases with equity incentives for the investor in the form of warrants to purchase our common stock, and we have borrowed from related parties. We have sought, and will continue to seek, various sources of financing. There are no additional commitments from anyone to provide us with financing. We can provide no assurance as to whether our capital raising efforts will be successful or as to when, or if, we will be profitable in the future. Even if the Company achieves profitability, it may not be able to sustain such profitability. If we are unable to obtain financing or achieve and sustain profitability, we may have to suspend operations or sell assets, making us unable to execute our business plan. Failure to become and remain profitable may adversely affect the market price of our common stock and our ability to raise capital and continue operations.

Our ability to generate positive cash flows is uncertain.

To develop and expand our business, we will need to make significant up-front investments in our manufacturing capacity and incur research and development, sales and marketing, and general and administrative expenses. In addition, our growth will require a significant investment in working capital. Our business will require significant amounts of working capital to meet our project requirements and support our growth. We cannot provide any assurance that we will be able to raise the capital necessary to meet these requirements. If adequate funds are not available or are not available on satisfactory terms, we may be required to significantly curtail our operations and may not be able to fund our current production requirements, let alone fund expansion, take advantage of unanticipated acquisition opportunities, develop, or enhance our products, and respond to competitive pressures. Any failure to obtain such additional financing could have a material adverse effect on our business, results of operations, and financial condition.

Because we may never have net income from our operations, our business may fail.

We have no history of profitability from operations. There can be no assurance that we will ever operate profitably. Our success is significantly dependent on uncertain events, including successful developing our products, establishing satisfactory manufacturing arrangements and processes, and distributing and selling our products. If we are unable to generate significant revenues from sales of our products, we will not be able to earn profits or continue operations. We can provide no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will fail, and investors may lose all of their investment in our Company.

We need to raise additional funds, and such funds may not be available on acceptable terms.

We may consider issuing additional debt or equity securities in the future to fund our business plan, for general corporate purposes or for potential acquisitions or investments. If we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences, and privileges senior to those of our existing stockholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization, requiring us to pay additional interest expenses. We may not be able to obtain financing on favorable terms, in which case, we may not be able to develop or enhance our products, execute our business plan, take advantage of future opportunities, or respond to competitive pressures.

Risks Relating to Our Common Stock and Its Market Value

We have limited capitalization and may require financing, which may not be available.

We have limited capitalization, which increases our vulnerability to general adverse economic and industry conditions, limits our flexibility in planning for and reacting to changes in our business and industry, and may place us at a competitive disadvantage to competitors with sufficient capitalization. If we are unable to obtain sufficient financing on satisfactory terms and conditions, we will be forced to curtail or abandon our plans or operations. Our ability to obtain financing will depend upon a number of factors, many of which are beyond our control.

A limited public trading market exists for our common stock, which makes it difficult for our stockholders to sell their common stock on the public markets. Any trading in our shares may have a significant effect on our stock prices.

Although our common stock is listed for quotation on the OTC Marketplace, Pink Tier, under the symbol “GDSI,” the trading activity of our common stock is volatile and may not develop or be sustained. As a result, any trading price of our common stock may not be an accurate indicator of the valuation of our common stock. Any trading in our shares could have a significant effect on our stock price. If a more liquid public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. No assurance can be given that an active market will develop or that a stockholder will ever be able to liquidate its shares of common stock without considerable delay, if at all. Many brokerage firms may not be willing to effect transactions in the securities. Even if an investor finds a broker willing to affect a transaction in our securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rates, and international currency fluctuations, may adversely affect the market price and liquidity of our common stock.

Our stock price has undergone a great deal of volatility, including a significant decrease over the past few years. The volatility may mean that, at times, our stockholders may be unable to resell their shares at or above the price at which they acquired them.

From January 1, 2019 through the date of this report, the price per share of our common stock has ranged from a high of $0.020 to a low of $0.0055. The price of our common stock has been, and may continue to be, highly volatile and subject to wide fluctuations. The market value of our common stock has declined in the past, due in part to our operating performance and to conversions of dilutive debt instruments that we have issued to fund operations. In the future, broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. Recent declines in the market price of our common stock have and could continue to affect our access to capital, and may, if they continue, impact our ability to continue operations at the current level. In addition, any continuation of the recent declines in the price of our common stock may curtail investment opportunities presented to us and negatively impact other aspects of our business, including our ability to fund our operations. As a result of any such declines, many stockholders have been or may become unable to resell their shares at or above the price at which they acquired them.

The volatility of the market price of our common stock could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	our stock being held by a small number of persons whose sales (or lack of sales) could result in positive or negative pricing pressure on the market price for our common stock;

●	actual or anticipated variations in our quarterly operating results;

●	changes in our earnings estimates;

●	our ability to obtain adequate working capital financing;

●	changes in market valuations of similar companies;

●	publication (or lack of publication) of research reports about us;

●	changes in applicable laws or regulations, court rulings, enforcement, and legal actions;

●	loss of any strategic relationships;

●	additions or departures of key management personnel;

●	actions by our stockholders (including transactions in our shares);

●	speculation in the press or investment community;

●	increases in market interest rates, which may increase our cost of capital;

●	changes in our industry;

●	competitive pricing pressures;

●	our ability to execute our business plan; and

●	economic and other external factors

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of common stock.

Our common stock may never be listed on a national exchange and is subject to being removed from the OTC Pink Marketplace.

Our common stock is quoted for trading on the OTC Pink Marketplace (“OTC Pink”). On December 26, 2017, the Securities and Exchange Commission instituted public administrative proceedings pursuant to Section 12(j) of the Securities Exchange Act of 1934 (“Exchange Act”) against the Respondent Global Digital Solutions, Inc. On January 8, 2018, Respondent Global Digital Solutions, Inc. (“GDSI”) filed its answer to the allegations contained in the Order Instituting Administrative Proceedings and Notice of Hearing Pursuant to Section 12U - of the Exchange Act. A briefing schedule was entered into and on February 15, 2018, the Securities and Exchange Commission filed a motion for an order of summary disposition against Respondent GDSI on the grounds that there is no genuine issue with regard to any material fact, and the Division was entitled as a matter of law to an order revoking each class of GDSI’s securities registered pursuant to Section 12 of the Exchange Act. Respondent GDSI opposed the Securities and Exchange Commission’s motion on the grounds that there were material issues of fact. The Securities and Exchange Commission replied, and a hearing was held on April 9, 2018. The Administrative Law Judge ordered supplemental evidence and briefing on the issues of material fact. In the event that we are able to file the required reports with the SEC to be current under the Exchange Act of 1934 (the “Exchange Act”), we still will be unable to list our stock on the OTCQB since the price of our stock has not been above $0.01 for the last 30 days, and we do not meet the eligibility standards for listing under the OTCQB per OTC Markets guidelines. Should we continue to fail to satisfy the eligibility standards of OTC Markets for the OTCQB, the trading price of our common stock could continue to suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Our stock is categorized as a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is categorized as a “penny stock”, as that term is defined in SEC Rule 3a51-1, which generally provides that a “penny stock”, is any equity security that has a market price (as defined) less than US$5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, including Rule 15g-9, which imposes additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities and reduce the number of potential investors. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

According to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include: (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and through false and misleading press releases; (3) boiler-room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced salespersons; (4) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the future volatility of our share price.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their noninstitutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

To date, we have not paid any cash dividends, and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We currently intend to retain all earnings for our operations.

If we fail to develop or maintain an effective system of internal controls, we may not be able to accurately to report our financial results or prevent financial fraud. As a result, current and potential stockholders could lose confidence in our financial reporting.

We are subject to the risk that sometime in the future our independent registered public accounting firm could communicate to the board of directors that we have deficiencies in our internal control structure that they consider to be “significant deficiencies.” A “significant deficiency” is defined as a deficiency, or a combination of deficiencies, in internal controls over financial reporting such that there is more than a remote likelihood that a material misstatement of the entity’s financial statements will not be prevented or detected by the entity’s internal controls.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, we could be subject to regulatory action or other litigation and our operating results could be harmed. We are required to document and test our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes- Oxley Act of 2002 (the “Sarbanes-Oxley Act,” or “SOX”), which requires our management to annually assess the effectiveness of our internal control over financial reporting.

We currently are not an “accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended. Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) requires us to include an internal control report with our Annual Report on Form 10-K. That report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified. As of December 31, 2019, the management of the Company assessed the effectiveness of the Company’s internal control over financial reporting based on SEC guidance on conducting such assessments and on the criteria for effective internal control over financial reporting established in Internal Control and Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Management concluded, during the year ended December 31, 2019, that the Company’s internal controls and procedures were not effective to detect the inappropriate application of U.S. GAAP rules. Management realized there were deficiencies in the design or operation of the Company’s internal control that adversely affected the Company’s internal controls, which management considers to be material weaknesses. A material weakness in the effectiveness of our internal controls over financial reporting may increase the chance of fraud and the loss of customers, reduce our ability to obtain financing, and require additional expenditures to comply with these requirements. Any of these consequences could have a material adverse effect on our business, results of operations and financial condition. For additional information, see Item 9A – Controls and Procedures.

It may be time-consuming, difficult, and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act. We may need to hire additional financial reporting, internal controls, and other finance personnel in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with the internal controls requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the independent accountant certifications required by such act, which may preclude us from keeping our filings with the SEC current.

If we are unable to maintain the adequacy of our internal controls, as those standards are modified, supplemented, or amended from time to time, we may not be able to ensure that we may conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Failure to achieve and maintain an effective internal control environment could cause us to face regulatory action and cause investors to lose confidence in our reported financial information, either of which could adversely affect the value of our common stock.

Because our current directors, executive officers, and one preferred stockholder beneficially hold 47.5% of our common stock, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those of subscribers in our private placements.

Our current directors, our executive officers, and 5% or more stockholders beneficially own or control approximately 47.5% of our issued and outstanding shares of common stock as of December 31, 2021. Additionally, the holdings of our directors, and executive officers, and preferred stockholders may increase in the future upon vesting or other maturation of exercise rights under any of the restricted stock grants, options, or warrants they may hold or in the future be granted, or if they otherwise acquire additional shares of our common stock. The interests of such persons may differ from the interests of our other stockholders. As a result, in addition to their board seats and offices, such persons, irrespective of how the Company’s other stockholders vote, may have significant influence over and may control corporate actions requiring stockholder approval, including the following actions:

●	electing or defeating the election our directors;

●	to amending or preventing the amendment of our Certificate of Incorporation or By-laws;

●	effecting or preventing a transaction, sale of assets, or other corporate transaction; and

●	controlling the outcome of any other matter submitted to our stockholders for vote.

Such persons’ stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Our certificate of incorporation allows our board to create new series of preferred stock without approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock granting holders a preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock, and the right to redemption of the shares, together with a premium prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Item 4. USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholder. However, we will receive proceeds from our initial sale of shares to GHS, pursuant to the Financing Agreement. The proceeds from the initial sale of shares will be used for the purpose of working capital and for potential acquisitions.

Item 5. DETERMINATION OF OFFERING PRICE

We have not set an offering price for the shares registered hereunder, as the only shares being registered are those sold pursuant to the GHS Financing Agreement. GHS may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Item 6. DILUTION

Not applicable. The shares registered under this registration statement are not being offered for purchase by the Company. The shares are being registered on behalf of the selling stockholder pursuant to the GHS Financing Agreement.

Item 7 SELLING SECURITY HOLDER

The selling stockholder identified in this prospectus may offer an indeterminate  number of shares of its common stock, which will consist of up to 200,000,000 shares of common stock to be sold by GHS Investments LLC (“GHS”) pursuant to an Equity Financing Agreement (the “Financing Agreement”) dated October 3, 2022. If issued presently, the 200,000,000 of common stock registered for resale by GHS would represent 20.06% of our issued and outstanding shares of common stock as of January 31, 2023.

The selling stockholder may sell all or a portion of the shares being offered pursuant to this prospectus at fixed prices and prevailing market prices at the time of sale, at varying prices, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of our common stock by GHS. However, we will receive proceeds from our initial sale of shares to GHS pursuant to the Financing Agreement. We will sell shares to GHS at a price equal to 80% of the lowest trading price of our common stock during the ten (10) consecutive trading day period preceding on the date on which we deliver a put notice to GHS (the “Market Price”).

GHS is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

THE OFFERING

On October 3, 2022, we entered into an Equity Financing Agreement (the “Financing Agreement”) with GHS Investments LLC (“GHS”). Although we are not mandated to sell shares under the Financing Agreement, the Financing Agreement gives us the option to sell to GHS, up to $7,000,000 worth of our common stock over the period ending twenty-four (24) months after the date this Registration Statement is deemed effective. The $7,000,000 was stated as the total amount of available funding in the Financing Agreement because this was the maximum amount that GHS agreed to offer us in funding. There is no assurance the market price of our common stock will increase in the future. The number of common shares that remain issuable may not be sufficient, dependent upon the share price, to allow us to access the full amount contemplated under the Financing Agreement. If the bid/ask spread remains the same, we will not be able to place a put for the full commitment under the Financing Agreement. Based on the lowest traded price of our common stock during the ten (10) consecutive trading day period preceding January 31, 2023 of $0.0193, the registration statement covers the offer and possible sale of $3,860,000 worth of our shares.

The purchase price of the common stock will be set at eighty percent (80%) of the lowest trading price of the common stock during the ten (10) consecutive trading day period immediately preceding the date on which the Company delivers a put notice to GHS. In addition, there is an ownership limit for GHS of 4.99%.

GHS is not permitted to engage in short sales involving our common stock during the term of the commitment period. In accordance with Regulation SHO, however, sales of our common stock by GHS after delivery of a put notice of such number of shares reasonably expected to be purchased by GHS under a put will not be deemed a short sale.

In addition, we must deliver the other required documents, instruments and writings required. GHS is not required to purchase the put shares unless:

●	Our registration statement with respect to the resale of the shares of common stock delivered in connection with the applicable put shall have been declared effective;
●	we shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the registrable securities; and
●	we shall have filed all requisite reports, notices, and other documents with the SEC in a timely manner.

As we draw down on the equity line of credit, shares of our common stock will be sold into the market by GHS. The sale of these shares could cause our stock price to decline. In turn, if our stock price declines and we issue more puts, more shares will come into the market, which could cause a further drop in our stock price. You should be aware that there is an inverse relationship between the market price of our common stock and the number of shares to be issued under the equity line of credit. If our stock price declines, we will be required to issue a greater number of shares under the equity line of credit. We have no obligation to utilize the full amount available under the equity line of credit.

Neither the Financing Agreement nor any of our rights or GHS’s rights thereunder may be assigned to any other person.

Item 8. PLAN OF DISTRIBUTION

Each of the selling stockholders named above and any of their pledgees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on OTC Markets or any other stock exchange, market or trading facility on which the shares of our common stock are traded or in private transactions. These sales may be at fixed prices and prevailing market prices at the time of sale, at varying prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	privately negotiated transactions;
●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; or

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

GHS is an underwriter within the meaning of the Securities Act of 1933 and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. GHS has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock of our company. Pursuant to a requirement by FINRA, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 promulgated under the Securities Act of 1933.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933. We will not receive any proceeds from the resale of any of the shares of our common stock by the selling stockholders. We may, however, receive proceeds from the sale of our common stock under the Financing Agreement with GHS. Neither the Financing Agreement with GHS nor any rights of the parties under the Financing Agreement with GHS may be assigned or delegated to any other person.

We have entered into an agreement with GHS to keep this prospectus effective until GHS has sold all of the common shares purchased by it under the Financing Agreement and has no right to acquire any additional shares of common stock under the Financing Agreement.

The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders.

Item 9. DESCRIPTION OF SECURITIES TO BE REGISTERED

General

We are authorized to issue 2,000,000,000 shares of common stock, par value $0.001, of which 798,168,896 shares are issued and outstanding as of January 31, 2023 . Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of Directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. There is no provision in our Articles of Incorporation or By-laws that would delay, defer, or prevent a change in control of our Company.

Dividends

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Penny Stock Considerations

Our common stock is considered “penny stocks” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00 per share. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

●	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;
●	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;
●	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limited market in penny stocks; and
●	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

Item 10. INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as disclosed herein, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or its subsidiary. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements of the Company as of December 31, 2021 and 2020, have been included herein in reliance on the report of Turner, Stone & Company, L.L.P., an independent registered public accounting firm and the report is given on the authority of that firm as experts in auditing and accounting. The legal opinion rendered by Brunson Chandler & Jones, PLLC, regarding our common stock registered in the registration statement of which this prospectus is a part, is as set forth in its opinion letter included in this prospectus. The address of Brunson Chandler & Jones, PLLC, is Walker Center, 175 S. Main Street, 14th Floor, Salt Lake City, Utah, 84111.

Item 11. INFORMATION WITH RESPECT TO THE REGISTRANT

DESCRIPTION OF BUSINESS

Corporate History

We were incorporated in New Jersey as Creative Beauty Supply, Inc. (“Creative”) in August 1995. In March 2004, Creative acquired Global Digital Solutions, Inc., a Delaware corporation. The merger was treated as a recapitalization of Global Digital Solutions, Inc., and Creative changed its name to Global Digital Solutions, Inc. (“GDSI”). We are focused in the area of cyber arms technology and complementary security and technology solutions. On October 22, 2012, we entered into an Agreement of Merger and Plan of Reorganization to acquire 70% of Airtronic USA, Inc. (“Airtronic”), a then debtor in possession under chapter 11 of the Bankruptcy Code once Airtronic successfully reorganized and emerged from bankruptcy (the “Merger”). During the period from October 2012 through November 2013, we were actively involved in the day to day management of Airtronic pending the completion of the Merger. The Merger did not occur and we ceased involvement with Airtronic. In December 2012 we incorporated GDSI Florida LLC (“GDSI FL”), a Florida limited liability company. Except for the payment of administrative expenses on behalf of the Company, GDSI FL has no business operations. In January 2013, we incorporated Global Digital Solutions, LLC, a Florida limited liability company. In November 2013, we incorporated GDSI Acquisition Corporation, a Delaware corporation. On June 16, 2014, we acquired North American Custom Specialty Vehicles, LLC, into GDSI Acquisition Corporation, and changed the latter’s name to North American Custom Specialty Vehicles, Inc. (“NACSV”). In July 2014, we announced the formation of GDSI International (f/k/a Global Digital Solutions, LLC) to spearhead our efforts overseas.

In March of 2019, the Company acquired HarmAlarm (“HA”). HA was formed in 2002 as a private Texas company to pursue Infrared commercial applications in the aviation services area. HA has developed a system known as Pilot Assisted Landing Systems (PALS). We believe the precision and robustness of PALS has generated a host of new applications mainly through “landing trajectory” optimization which provides additional safety margin against weather related hazardous conditions, like wind shear, wake turbulence, icing, as well as low ceilings and fog. The Company had determined that due to a lack of funding it is not able to continue the program and has written off the investment and recorded a loss of $97,555 at December 31, 2022.

History of Business – December 31, 2016 to Present

On May 13, 2016, as more fully discussed below, we appointed William Delgado as our Chief Executive Officer (“CEO”) and Chairman of our Board of Directors. Mr. Delgado was serving at that time as a director and our Executive Vice President in charge of business development. He served as our President, Chief Executive Officer, and Chief Financial Officer from August 2004 to August 2013. Mr. Delgado began his career with Pacific Telephone in the Outside Plant Construction. He moved to the network engineering group and concluded his career at Pacific Bell as the Chief Budget Analyst for the Northern California region. Mr. Delgado founded All Star Telecom in late 1991, specializing in OSP construction and engineering and systems cabling. All Star Telecom was sold to International Fiber Com in April of 1999. After leaving International Fiber Com in 2002, Mr. Delgado became President/CEO of Pacific Comtel in San Diego, California. After we acquired Pacific Comtel in 2004, he became part of our management and held the positions of Director, CEO,

President, and CFO.

Events Since December 31, 2016:

The following events have occurred since December 31, 2016:

Share Purchase and Sale Agreement for Acquisition of Grupo Rontan Electro Metalurgica, S.A.

Effective October 13, 2015, the Company (as “Purchaser”) entered into the SPSA dated October 8, 2015 with Joao Alberto Bolzan and Jose Carlos Bolzan, both Brazilian residents (collectively, the “Sellers”), and Grupo Rontan Electro Metalurgica, S.A., a limited liability company duly organized and existing under the laws of Federative Republic of Brazil (“Rontan”) (collectively, the “Parties”), pursuant to which the Sellers agreed to sell 100% of the issued and outstanding shares of Rontan to the Purchaser on the closing date (the “Rontan Transaction”).

The purchase price consisted of a cash amount, a stock amount and an earn-out amount as follows: (i) Brazilian Real (“R”) $100 million (approximately US$26 million) to be paid by the Purchaser in equal monthly installments over a period of forty eight (48) months following the closing date; (ii) an aggregate of R$100 million (approximately US$26 million) in shares of the Purchaser’s common stock, valued at US$1.00 per share; and (iii) an earn-out payable within ten business days following receipt by the Purchaser of Rontan’s audited financial statements for the 12-months ended December 31, 2017, 2018 and 2019. The earn-out shall be equal to the product of (i) Rontan’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the last 12 months, and (ii) twenty percent and is contingent upon Rontan’s EBITDA results for any earn-out period being at least 125% of Rontan’s EBITDA for the 12-months ended December 31, 2015. It is the intention of the parties that the stock amount will be used by Rontan to repay institutional debt outstanding as of the closing date.

Under the terms of a finder’s fee Agreement dated April 14, 2014, we have agreed to pay RLT Consulting, Inc., a related party, a fee of 2% (two percent) of the transaction value, as defined in the agreement, of Rontan upon closing. The fee is payable one half in cash and one half in shares of our common stock. Specific conditions to closing include, but are not limited to:

●	Purchaser’s receipt of written limited assurance of an unqualified opinion with respect to Rontan’s audited financial statements for the years ended December 31, 2013 and 2014 (the “Opinion”);

●	The commitment of sufficient investment by General American Capital Partners LLC (the “Institutional Investor”), in the Purchaser following receipt of the Opinion;

●	The accuracy of each party’s representations and warranties contained in the SPSA;

●	The continued operation of Rontan’s business in the ordinary course;

●	The maintenance of all of Rontan’s bank credit lines in the maximum amount of R$200 million (approximately US$52 million) under the same terms and conditions originally agreed with any such financial institutions, and the maintenance of all other types of funding arrangements. As of the date of the SPSA, Rontan’s financial institution debt consists of not more than R$200 million (approximately US$52 million), trade debt of not more than R$50 million (approximately US$13 million), and other fiscal contingencies of not more that R$95 million (approximately US$24.7 million);

●	Rontan shall enter into employment or consulting service agreements with key employees and advisors identified by the Purchaser, including Rontan’s Chief Executive Officer; and

●	The Sellers continued guarantee of Rontan’s bank debt for a period of 90 days following issuance of the opinion.

The Institutional Investor has committed to invest sufficient capital to facilitate the transaction, subject to receipt of the Opinion, among other conditions. Subject to satisfaction or waiver of the conditions precedent provided for in the SPSA, the closing date of the transaction shall take place within 10 business days from the date of issuance of the Opinion. Rontan is engaged in the manufacture and distribution of specialty vehicles and acoustic/visual signaling equipment for the industrial and automotive markets.

On April 1, 2016, we believed that we had satisfied or otherwise waived the conditions to closing (as disclosed under the SPSA, the closing was subject to specific conditions, which were waivable by us), and on April 1, 2016, we advised the Sellers of our intention to close the SPSA and demanded delivery of the Rontan Securities. The Sellers, however, notified us that they intend to terminate the SPSA. We believe that the Sellers had no right to terminate the SPSA and that notice of termination by the Sellers was not permitted under the terms of SPSA.

Acquisition of HarmAlarm

In March of 2019, the Company acquired HarmAlarm. HA was formed in 2002 as a private Texas company to pursue Infrared commercial applications in the aviation services area. HA has developed a system known as Pilot Assisted Landing Systems (PALS). We believe the precision and robustness of PALS has generated a host of new applications mainly through “landing trajectory” optimization which provides additional safety margin against weather related hazardous conditions, like wind shear, wake turbulence, icing, as well as low ceilings and fog.

Liquidity

Our cash position is critically deficient, and payments essential to our ability to operate are not being made in the ordinary course. Failure to raise capital to fund our operations and failure to generate positive cash flow to fund such operations in the future will have a material adverse effect on our financial condition. These factors raise substantial doubt about our ability to continue as a going concern.

Business Strategy –

As of the date of this filing, the company’s main line of business is the development of proprietary aviation technology involving its May acquisition of Harm Alarm.

Target Markets, Sales and Marketing

Our target market will be primarily in North America, with a concentration in the USA and Canada.

Competition

The Company is and will continue to be an insignificant participant in the business of seeking mergers with, joint ventures with, and acquisitions of other entities. A large number of established and well-financed entities, including venture capital firms, private equity firms, and family offices, are active in mergers and acquisitions of companies that may be desirable target candidates for the Company. Nearly all such entities have significantly greater financial resources, technical expertise, and managerial capabilities than the Company, and, consequently, the Company will be at a competitive disadvantage in identifying possible business opportunities and successfully completing a business combination. Moreover, the Company will also compete in seeking merger or acquisition candidates with numerous other small public companies.

Research and Development

We have not incurred any research and development expense.

Intellectual Property

We currently do not have any intellectual property.

Government Approvals and Regulations

We do not expect to encounter any significant governmental approval or regulation issues, as we do not intend to monopolize any target business areas. We do expect to be subject to the traditional government regulation related to business licenses, foreign corporation rules, etc.

Subsidiaries

We currently have three subsidiaries including GDSI Florida, LLC, North American Custom Specialty Vehicles, Inc. and Global Digital Aviation Services f/k/a HarmAlarm.

Employees

As of December 31, 2022, we had 2 full-time employee, William Delgado and Jerome Gomolski, and 0 part-time employees. We intend to hire additional staff and to engage consultants in general administration on an as-needed basis. We also intend to engage experts in operations, finance, and general business to advise us in various capacities. None of our employees are covered by a collective bargaining agreement, and we believe our relationship with our employees is good to excellent.

Our future success depends, in part, on our ability to continue to attract, retain, and motivate highly qualified technical, marketing, and management personnel and, as of the end of the period covered by this report and as of the date of filing, we continue to rely on the services of independent contractors or much of our sales/marketing. We believe technical, accounting, and other functions are also critical to our continued and future success.

Legal Proceedings

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our company, our common stock, any of our subsidiaries or of our companies or our subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

For The Year Ended 2022

We may be involved in legal proceedings in the ordinary course of our business, and our management cannot predict the ultimate outcome of these legal proceedings with certainty. The Company is plaintiff or defendant in the following actions:

Share Purchase and Sale Agreement for Acquisition of Grupo Rontan Electro Metalurgica, S.A.

Effective October 13, 2015, the Company (as “Purchaser”) entered into the SPSA dated October 8, 2015 with Joao Alberto Bolzan and Jose Carlos Bolzan, both Brazilian residents (collectively, the “Sellers”) and Grupo Rontan Electro Metalurgica, S.A., a limited liability company duly organized and existing under the laws of Federative Republic of Brazil (“Rontan”) (collectively, the “Parties”), pursuant to which the Sellers agreed to sell 100% of the issued and outstanding shares of Rontan to the Purchaser on the closing date.

The purchase price shall consist of a cash amount, a stock amount and an earn-out amount as follows: (i) Brazilian Real (“R”) $100 million (approximately US$26 million) to be paid by the Purchaser in equal monthly installments over a period of forty eight (48) months following the closing date; (ii) an aggregate of R$100 million (approximately US$26 million) in shares of the Purchaser’s common stock, valued at US$1.00 per share; and (iii) an earn-out payable within ten business days following receipt by the Purchaser of Rontan’s audited financial statements for the 12-months ended December 31, 2017, 2018 and 2019. The earn-out shall be equal to the product of (i) Rontan’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the last 12 months, and (ii) twenty percent and is contingent upon Rontan’s EBITDA results for any earn-out period being at least 125% of Rontan’s EBITDA for the 12-months ended December 31, 2015. It is the intention of the parties that the stock amount will be used by Rontan to repay institutional debt outstanding as of the closing date.

Under the terms of a Finders Fees Agreement dated April 14, 2014, we have agreed to pay RLT Consulting Inc., a related party, a fee of 2% (two percent) of the Transaction Value, as defined in the agreement, of Rontan upon closing. The fee is payable one-half in cash and one-half in shares of our common stock.

Specific conditions to closing consist of:

a) Purchaser’s receipt of written limited assurance of an unqualified opinion with respect to Rontan’s audited financial statements for the years ended December 31, 2013 and 2014 (the “Opinion”);

b) The commitment of sufficient investment by General American Capital Partners LLC (the “Institutional Investor”), in the Purchaser following receipt of the Opinion;

c) The accuracy of each Parties’ representations and warranties contained in the SPSA;

d) The continued operation of Rontan’s business in the ordinary course;

e) The maintenance of all of Rontan’s bank credit lines in the maximum amount of R$200 million (approximately US$52 million) under the same terms and conditions originally agreed with any such financial institutions, and the maintenance of all other types of funding arrangements. As of the date of the SPSA, Rontan’s financial institution debt consists of not more than R$200 million (approximately US$52 million), trade debt of not more than R$50 million (approximately US$13 million) and other fiscal contingencies of not more that R$95 million (approximately US$24.7 million);

f) Rontan shall enter into employment or consulting service agreements with key employees and advisors identified by the Purchaser, including Rontan’s Chief Executive Officer; and

g) The Sellers continued guarantee of Rontan’s bank debt for a period of 90 days following issuance of the Opinion, among other items.”

The Institutional Investor has committed to invest sufficient capital to facilitate the transaction, subject to receipt of the Opinion, as well as the ability to acquire 100% of the outstanding stock of Rontan at a price of $200 million BR, and the Company can acquire 100% of all real estate held by Rontan.

Subject to satisfaction or waiver of the conditions precedent provided for in the SPSA, the closing date of the transaction shall take place within 10 business days from the date of issuance of the Opinion.

Rontan is engaged in the manufacture and distribution of specialty vehicles and acoustic/visual signaling equipment for the industrial and automotive markets.

Subsequent to December 31, 2015, on April 1, 2016, we believed that we had satisfied or otherwise waived the conditions to closing (as disclosed under the SPSA, the closing was subject to specific conditions to closing, which were waivable by us,) and advised the Sellers of our intention to close the SPSA and demanded delivery of the Rontan Securities. The Sellers, however, notified us that they intend to terminate the SPSA. We believe that the Sellers had no right to terminate the SPSA and that notice of termination by the Sellers was not permitted under the terms of the SPSA.

On January 31, 2018, we announced that we initiated a lawsuit for damages against Grupo Rontan Metalurgica, S. A, (“Rontan”) and that company’s controlling shareholders, Joao Alberto Bolzan and Jose Carlos Bolzan. The action has been filed in the United States District Court for the Southern District of Florida. The complaint alleges that Rontan is wholly owned by Joao Bolzan and Jose Bolzan. In the complaint, we further allege that Rontan and its shareholders improperly terminated a Share Purchase and Sale Agreement (the “SPA”) by which we were to acquire whole ownership of Rontan.

On February 5, 2018, United States District Court Southern District of Florida filed a Pretrial Scheduling Order and Order Referring Case to Mediation dated February 5, 2018 for the Company’s lawsuit against Grupo Rontan Electro Metalurgica, S.A., et al. The Case No. is 18-80106-Civ-Middlebrooks/Brannon. The court has issued a schedule outlining various documents and responses that are to be delivered by the parties as part of the discovery plan.

On April 25, 2018, the Note of Filing Proposed Summons was completed by the Company. On April 26, 2018, a summons was issued to Grupo Rontan Electro Metalurgica, S.A. Also, on May 15, 2018, the Company filed a motion for Issuance of Letters Rogatory.

On November 8, 2022, The11th Circuit Court of Appeals has affirmed the lower court’s ruling awarding damages of approximately $195M from Grupo Rotan Electro Metalurgica, S.A., Joao Alberto Bozan and Carlos Bolzan.

The decision affirms the award to Global Digital Solutions Inc. for Specific Performance (Rights to Rontan Metalurgica and incidental damages of $192,448,000 and Interest and legal fees of approximately $2,552,000.

Consulting agreements

The Company entered into two consulting agreements (See Note 5) in May 2016, for services to be provided in connection towards the resolution of the Rontan lawsuit (below). The consulting agreements includes a monthly retainer payment of $10,000 to each consultant. The agreement also includes consideration of 5,000,000 shares of restricted common stock of the Company, plus a 5% cash consideration of the Resolution Progress Funding, (defined as upon the retention of legal counsel and receipt of funding for the litigation), as of the Resolution Progress Funding date and 10,000,000 shares of restricted common stock of the Company and a 5% cash consideration of the Resolution Funding amount (defined as a settlement or judgement in favor of the Company by Rotan),at the Resolution Funding date. The Resolution Progress funding was met on December 22, 2017.

Other Information

None.

MARKET PRICE OF THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Common Stock

Our common stock is currently quoted on the OTC Market’s under the symbol “GDSI”. The following table sets forth for the periods indicated the high and low traded price per share of our common stock as reported by OTC Markets Group (www.otcmarkets.com). The following quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions:

OTC Markets Group Inc.

	High $	Low $
January 31, 2021- January 31, 2023	.129	0.005

Holders of Record

As of January 31, 2023, we had 212 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees.

Dividends

We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any dividends on our common stock in the foreseeable future, if at all. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Note Regarding Forward-Looking Statements

This Quarterly Report on Form 10-Q includes a number of forward-looking statements that reflect management’s current views with respect to future events and financial performance. Forward-looking statements are projections in respect of future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements include statements regarding the intent, belief or current expectations of us and members of our management team, as well as the assumptions on which such statements are based. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 19, 2021, any of which may cause our company’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied in our forward-looking statements. These risks and factors include, by way of example and without limitation:

●	our ability to successfully commercialize and our products and services on a large enough scale to generate profitable operation;

●	our ability to maintain and develop relationships with customers and suppliers;

●	our ability to successfully integrate acquired businesses or new brands;

●	the impact of competitive products and pricing;

●	supply constraints or difficulties;

●	the retention and availability of key personnel;

●	general economic and business conditions;

●	substantial doubt about our ability to continue as a going concern;

●	our need to raise additional funds in the future;

●	our ability to successfully recruit and retain qualified personnel in order to continue our operations;

●	intellectual property claims brought by third parties; and

●	business interruptions resulting from geo-political actions, including war, and terrorism or disease outbreaks (such as COVID-19).

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or performance. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Readers are urged to carefully review and consider the various disclosures made by us in this report and in our other reports filed with the SEC. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in the future operating results over time, except as required by law. We believe that our assumptions are based upon reasonable data derived from and known about our business and operations. No assurances are made that actual results of operations or the results of our future activities will not differ materially from our assumptions.

As used in this filing and, unless otherwise indicated, the terms “GDSI,” “Company,” “we,” “us,” and “our” refer to Global Digital Solutions, Inc. and our wholly owned subsidiaries GDSI Florida, LLC, HarmAlarm and North American Custom Specialty Vehicles, Inc. Unless otherwise specified, all dollar amounts are expressed in United States dollars.

Corporate History

We were incorporated in New Jersey as Creative Beauty Supply, Inc. (“Creative”) in August 1995. In March 2004, Creative acquired Global Digital Solutions, Inc., a Delaware corporation. The merger was treated as a recapitalization of Global Digital Solutions, Inc., and Creative changed its name to Global Digital Solutions, Inc. (“GDSI”). We are focused in the area of cyber arms technology and complementary security and technology solutions. On October 22, 2012, we entered into an Agreement of Merger and Plan of Reorganization to acquire 70% of Airtronic USA, Inc. (“Airtronic”), a then debtor in possession under chapter 11 of the Bankruptcy Code once Airtronic successfully reorganized and emerged from bankruptcy (the “Merger”). During the period from October 2012 through November 2013, we were actively involved in the day to day management of Airtronic pending the completion of the Merger. The Merger did not occur and we ceased involvement with Airtronic. In December 2012 we incorporated GDSI Florida LLC (“GDSI FL”), a Florida limited liability company. Except for the payment of administrative expenses on behalf of the Company, GDSI FL has no business operations. In January 2013, we incorporated Global Digital Solutions, LLC, a Florida limited liability company. In November 2013, we incorporated GDSI Acquisition Corporation, a Delaware corporation. On June 16, 2014, we acquired North American Custom Specialty Vehicles, LLC, into GDSI Acquisition Corporation, and changed the latter’s name to North American Custom Specialty Vehicles, Inc. (“NACSV”). In July 2014, we announced the formation of GDSI International (f/k/a Global Digital Solutions, LLC) to spearhead our efforts overseas. In March of 2019, we acquired HarmAlarm (“HA”). HA was formed in 2002 as a private Texas company to pursue Infrared commercial applications in the aviation services area. HA has developed a system known as Pilot Assisted Landing Systems (PALS). We believe the precision and robustness of PALS has generated a host of new applications mainly through “landing trajectory” optimization which provides additional safety margin against weather related hazardous conditions, like wind shear, wake turbulence, icing, as well as low ceilings and fog.

Business Overview

We are engaged in the development of proprietary aviation technology. We are also looking to develop an automotive technology company currently in Brazil. We have been in litigation concerning Rontan Metallurgica in Sao Paulo, Brazil and have been awarded a default judgment regarding the acquisition of the company. We are currently awaiting final damages in the case.

Results of Operations

Comparison of the Three Months Ended March 31,2023 to the Three Months Ended March 31, 2022

Revenues

There was no revenue for the three months ending March 31, 2023, or March 31, 2022

Our operating expenses for the three months ended March 31, 2023, are summarized as follows in comparison to the three months ended March 31, 2022

	For The Three Months Ended
	March 31
	2023	2022
Salaries and related expenses	$75,000	$75,000
Rent	1,540	1,570
Professional fees	52,400	27,129
Consulting services	10,500	168,260
Other general and administrative	22,094	8,392
Total Operating Expenses	$161,534	$280,351

Operating expenses for the three months ended March 31, 2023, decreased by $123,818 or 45% as compared with the same period in 2022. The overall change in operating expenses is mainly due to the decrease in consulting services.

Liquidity, Financial Condition and Capital Resources

As of March 31, 2023, we had cash on hand of approximately $1,585 and a working capital deficiency of approximately $13,932,000 compared to cash on hand of approximately $1,043, and a working capital deficiency of approximately $16,075,000 as of December 31, 2022. The decrease in working capital deficiency for the three months ended March 31, 2023, was the result of decrese in accrued expenses, of approximately $36,000, decrease in Convertible Notes Payable of approximately $664,000, decrease in Derivative liability of $382,000, decrease in, warrant liability of $1,019,000 and Due to officer of $42,000.

Working Capital Deficiency

Our working capital deficiency as of March 31, 2023, in comparison to our working capital deficiency as of December 31, 2022, can be summarized as follows:

	March 31	December 31,
	2023	2022
Current assets	$1,585	$1,043
Current liabilities	13,213,282,	16,076,425
Working capital deficiency	$(13,211,697)	$(16,075,382)

Cash Flows

During the three months ended March 31, 2023, and 2022, our sources and uses of cash were as follows:

	Three Months Ended March 31
	2023	2022
Net cash (used in) operating activities	$(179,923)	$(119,773)
Net cash provided by (used in) investing activities	219,928	-
Net cash (used in) provided by financing activities	(39,463)	24,512
Increase (decrease) in cash	$542	$(95,261)

Operating Activities

Net cash used in operating activities was approximately $180,000 for the three months ended March 31, 2023, primarily due to amortization of dedt discount of approximately $216,000.

Investing Activities

During the three months ended March 31, 2023, and 2022 provided by investing activities was $219,92.

Financing Activities

Net cash used in financing activities for the three months ended March 31, 2023, was $39,463 and and $24,512 was provided in 2022, which was due to of proceeds from debt financings, offset by of repayments of convertible notes.

Recent Financing Arrangements and Developments During the Period

On February 3, 2022, the Company and Sixth Street Lending LLC, entered into a security purchase agreement for a 8% Convertible Note in the aggregate principal of $103,750, due on February 3, 2023. The note is convertible into shares of common stock of the Company. The conversion price is equal to the Variable Conversion price which is defined as 65% of the Market Price for the lowest two trading dates during a fifteen-day trading period ending on the latest complete trading date prior to the Conversion date. As of March 31, 2023, and through the date of this report, the principal balance totaling $103,750.00 is outstanding.

On March 25, 2022, the Company and Sixth Street Lending LLC, entered into a security purchase agreement for a 12% Convertible Note in the aggregate principal of $258,638.00 due on March 25, 2023. The note is payable in 10-month installments of $28,967.45 beginning on May 15, 2023. The note is convertible into shares of common stock of the Company. The conversion price is equal to the Variable Conversion price which is defined as 75% of the Market Price for the lowest two trading dates during a fifteen-day trading period ending on the latest complete trading date prior to the Conversion date. As of March 31, 2023, and through the date of this report, the principal balance totaling $206,917 is outstanding.

On June 14, 2022, the Company and 1800 Diagonal Lending LLC, entered into a security purchase agreement for a 8% Convertible Note in the aggregate principal of $128,750, due on June 14, 2023. The note is convertible into shares of common stock of the Company. The conversion price is equal to the Variable Conversion price which is defined as 65% of the Market Price for the lowest two trading dates during a fifteen-day trading period ending on the latest complete trading date prior to the Conversion date. As of March 31, 2023, and through the date of this report, the principal balance totaling $128,750 is outstanding and in default see Note 10.

On August 18, 2022, the Company and GS Capital Partners LLC entered into a securities purchase agreement for a 10% convertible note in the aggregate principal of $172,000. A lump- sum interest payment for twelve (12) months shall be immediately due on the Issue date and shall be added to the principal balance and payable on the maturity date August 18,2023. Principal payments shall be made in nine (9) installments each in the amount of $21,022.22 commencing on the one hundred twentieth(120th) day following the Issue date The holder has the right at any time to convert all or any part of the outstanding principal into shares of common stock of the Company. The conversion price shall be equal to 70% of the lowest intraday price during the 20 days preceding the conversion request. As of March 31, 2023, and through the date of this report, the principal balance totaling $172,000, is outstanding.

Going Concern

The accompanying financial statements have been prepared in conformity with GAAP, assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has sustained losses and experienced negative cash flows from operations since inception, and for the three months ended March 31, 2023, it had a net income of approximately $590,000 which was mostly the result of the Change in Fair Value of Derivative liability of $1,136,000, the change in fair value of warrant liability offset by loss on conversion of notes payable of approximately $753,000. The Company used net cash of $ 180,000 to fund operating activities at March 31, 2023, and had an accumulated deficit of approximately $ 54,200,000 and a working capital deficit of approximately $13,212,000. These factors raise substantial doubt about the Company’s ability to continue as a going concern, within one year from the issuance date of the financial statements. The Company has funded their activities to date almost exclusively from equity and debt financings.

Future Financing

We will require additional funds to implement our growth strategy for our business. In addition, while we have received capital from various private placements that have enabled us to fund our operations, these funds have been largely used to develop our processes, although additional funds are needed for other corporate operational and working capital purposes. However, not including funds needed for capital expenditures or to pay down existing debt and trade payables, we anticipate that we will need to raise an additional $2,00,000 to cover all of our operational expenses over the next 12 months, not including any capital expenditures needed as part of any commercial scale-up of our equipment. These funds may be raised through equity financing, debt financing, or other sources, which may result in further dilution in the equity ownership of our shares. There can be no assurance that additional financing will be available to us when needed or, if available, that such financing can be obtained on commercially reasonable terms. If we are not able to obtain the additional necessary financing on a timely basis, or if we are unable to generate significant revenues from operations, we will not be able to meet our other obligations as they become due, and we will be forced to scale down or perhaps even cease our operations.

Effects of Inflation

We do not believe that inflation has had a material impact on our business, revenues or operating results during the periods presented.

Significant Accounting Policies and Estimates

Our significant accounting policies are more fully described in the notes to our unaudited condensed consolidated financial statements included herein for the quarter ended March 31,2023, and in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on June 9, 2023.

Fair Value Measurement

The fair value measurement guidance clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in the valuation of an asset or liability. It establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under the fair value measurement guidance are described below:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical assets or liabilities.

Level 2 - Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; or

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at dates of the unaudited condensed consolidated financial statements and the reported amounts of revenue and expenses during the periods. Our significant estimates and assumptions include the recoverability and useful lives of long-lived assets, the fair value of our common stock, stock-based compensation, warrants issued in connection with notes payable, derivative liabilities and the valuation allowance related to our deferred tax assets. Certain of our estimates, including the carrying amount of the intangible assets, could be affected by external conditions, including those unique to us and general economic conditions. It is reasonably possible that these external factors could have an effect on our estimates and could cause actual results to differ from those estimates.

Derivative Financial Instruments

We account for conversion options embedded in convertible notes payable in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC’) 815, “Derivatives and Hedging”. Subtopic ASC 815-15, Embedded Derivatives generally requires companies to bifurcate conversion options embedded in the convertible notes from their host instruments and to account for them as free-standing derivative financial instruments. Derivative liabilities are recognized in the consolidated balance sheet at fair value as Derivative Liabilities and based on the criteria specified in FASB ASC 815-40, Derivatives and Hedging – Contracts in Entity’s own Equity. The estimated fair value of the derivative liabilities is calculated using various assumptions and such estimates are revalued at each balance sheet date, with changes recorded to other income or expense as Change in fair value of derivative liability in the condensed consolidated statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or equity, is evaluated at the instrument origination date and reviewed at the end of each event date (i.e. conversions, payments, etc.) and the measurement period end date for financial reporting, as applicable.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with accounting standards for “Accounting for Derivative Instruments and Hedging Activities.”

Accounting standards generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. accounting standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument.”

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Original issue discounts (“OID”) under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control could or require net cash settlement, then the contract shall be classified as an asset or a liability.

Income Taxes

Income taxes are accounted for based upon an asset and liability approach. Accordingly, deferred tax assets and liabilities arise from the difference between the tax basis of an asset or liability and its reported amount in the financial statements. Deferred tax amounts are determined using the tax rates expected to be in effect when the taxes will be paid or refunds received, as provided under currently enacted tax law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable, respectively, for the period plus or minus the change in deferred tax assets and liabilities during the period.

Accounting guidance requires the recognition of a financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company believes its income tax filing positions and deductions will be sustained upon examination and accordingly, no reserves, or related accruals for interest and penalties have been recorded at March 31, 2020, and December 31, 2020. The Company recognizes interest and penalties on unrecognized tax benefits as well as interest received from favorable tax settlements within income tax expense.

Stock-based Compensation

In accordance with ASC 718, “Compensation – Stock Compensation” the Company measures the cost of employee services received in exchange for share-based compensation measured at the grant date fair value of the award.

The Company’s accounting policy for equity instruments issued to advisors, consultants and vendors in exchange for goods and services follows the provisions of FASB ASC 505-50. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the advisor, consultant or vendor is reached or (ii) the date at which the advisor, consultant or vendor’s performance is complete. In the case of equity instruments issued to advisors and consultants, the fair value of the equity instrument is recognized over the term of the advisor or consulting agreement. Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, whichever is more readily determinable.

New and Recently Adopted Accounting Pronouncements

Any new and recently adopted accounting pronouncements are more fully described in Note 2 to our unaudited condensed consolidated financial statements herein for the quarter ended March 31, 2023.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the two most recent fiscal years ended December 31, 2022 and December 31, 2021 there have been no disagreements with our registered independent auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of the our registered independent auditor would have caused them to make reference thereto in their report on the financial statements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until the earlier of his resignation or removal. Information on our Board of Directors and executive officers is included below. Our executive officers are appointed annually by our Board of Directors. Our executive officers hold their offices until they resign, are removed by the Board, or their successor is elected and qualified.

Directors and Executive Officers

Set forth below are the directors and executive officers of the Company as of December 31, 2021 Except as set forth below, there are no other persons who have been nominated or chosen to become directors, nor are there any other persons who have been chosen to become executive officers. Other than as set forth below, there are no arrangements or understandings between any of the directors, officers and other persons pursuant to which such person was selected as a director or an officer.

Name	Position Held with Company	Age	Date First Elected or Appointed
William J. Delgado	Chief Executive Officer, Chairman of the Board	62	May 13, 2016
Jerome J. Gomolski	Chief Financial Officer	74	April 10, 2015
Gary A. Gray	Vice President, Chief Technology Officer	69	August 12, 2013

Our Board of Directors believes that all members of the Board and all executive officers encompass a range of talent, skill, and experience sufficient to provide sound and prudent guidance with respect to our operations and interests. The information below with respect to our sole officer and director includes his experience, qualifications, attributes, and skills necessary for him to serve as a director and/or executive officer.

Biographies

William J. Delgado – Chief Executive Officer, Chairman of the Board

Mr. Delgado has served as our President, Chief Executive Officer and Chief Financial Officer from August 2004 to August 2013. Effective August 12, 2013, Mr. Delgado assumed the position of Executive Vice President, and is responsible, along with Mr. Sullivan, for business development. Mr. Delgado has over 33 years of management experience including strategic planning, feasibility studies, economic analysis, design engineering, network planning, construction, and maintenance. He began his career with Pacific Telephone in the Outside Plant Construction. He moved to the network engineering group and concluded his career at Pacific Bell as the Chief Budget Analyst for the Northern California region. Mr. Delgado founded All Star Telecom in late 1991, specializing in OSP construction and engineering and systems cabling. All Star Telecom was sold to International FiberCom in April of 1999. After leaving International FiberCom in 2002, Mr. Delgado became President/CEO of Pacific Comtel in San Diego, California. After the Company acquired Pacific Comtel in 2004, Mr. Delgado became Director, President, CEO and CFO of the Company. Management believes that Mr. Delgado’s many years of business experience uniquely qualifies him for his positions with the Company.

On May 13, 2016, Mr. Delgado assumed the role of Chief Executive Officer and Chairman of the Board of Directors and currently serves in that position.

Jerome J. Gomolski – Chief Financial Officer

Mr. Gomolski became the Chief Financial Officer of our subsidiary, NACSV, on January 1, 2015 and was appointed the Company’s Chief Financial Officer on April 10, 2015. Mr. Gomolski has specialized in auditing, corporate and individual income tax, and forensic accounting for over 30 years. Mr. Gomolski began his financial career in the corporate accounting department of International Harvester in Chicago. After graduating from DePaul University in Chicago with a BSC in Accounting he passed the Illinois CPA exam and began working for several large accounting firms. Several years later, he returned to International Harvester as Manager of Financial Planning and Analysis. In 1982, Jerry was offered an opportunity to relocate to South Florida and return to public accounting. There he brought his experience and talent to work with two large accounting firms. His increasing responsibility led to a partnership. He continues to maintain his own practice. Mr. Gomolski currently serves as the Chief Financial Officer for a Private Equity Fund.

Family Relationships

There are no other family relationships between and among any of our directors or executive.

Involvement in Certain Legal Proceedings

No director, executive officer, significant employee or control person of the Company has been involved in any legal proceeding listed in Item 401(f) of Regulation S-K in the past 10 years.

Committees of the Board

Our Board of Directors held no formal meeting in the year-ended December 31, 2021. Otherwise, all proceedings of the Board of Directors were conducted by resolutions consented to in writing by the sole director and filed with the minutes of the Company.

Board Nominations and Appointments

In considering whether to nominate any particular candidate for election to the Board of Directors, we will use various criteria to evaluate each candidate, including an evaluation of each candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of our stockholders. The Board of Directors plans to evaluate biographical information and interview selected candidates in the next fiscal year and plans to consider whether a potential nominee would satisfy the listing standards for “independence” of The Nasdaq Stock Market and the SEC’s definition of “audit committee financial expert.” The Board of Directors does not plan to assign specific weights to particular criteria and no particular criterion will be a prerequisite for each prospective nominee.

We do not have a formal policy with regards to the consideration of director candidates recommended by our stockholders, however, stockholder recommendations relating to director nominees may be submitted in accordance with the procedures set forth below under the heading “Communicating with the Board of Directors”.

Communicating with the Board of Directors

Stockholders who wish to send communications to the Board of Directors may do so by writing to 777 South Flagler Drive, Suite 800 West Tower, West Palm Beach, FL 33401. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication.” All such letters must identify the author as a stockholder and must include the stockholder’s full name, address and a valid telephone number. The name of any specific intended recipient should be noted in the communication. We will forward any such correspondence to the intended recipients; however, prior to forwarding any such correspondence, and we will review such correspondence, and in our discretion, may not forward communications that relate to ordinary business affairs, communications that are primarily commercial in nature, personal grievances or communications that relate to an improper or irrelevant topic or are otherwise inappropriate for the Board of Director’s consideration.

Communicating with the Board of Directors

Special Litigation Committee of the Board of Directors

Certain current and former directors and officers of the Company are parties to certain derivative litigations. The claims asserted in these litigations are assets of the Company. The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to form a Special Litigation Committee of the Board (“Special Litigation Committee”) to investigate and evaluate the claims and allegations asserted in the Litigations and to make a determination as to how the Company should proceed with respect to the Litigations and the asserted claims and allegations.

The Board has determined that it is advisable and in the best interests of the Company and its shareholders that a Special Litigation Committee shall investigate the claims and allegations in the litigations and evaluate whether the Company should pursue any of the claims asserted in the litigations, as well as prepare such reports, arrive at such decisions, and take such other actions in connection with the litigations, as the Special Litigation Committee in its discretion deems appropriate and in the best interests of the Company and its stockholders, in accordance with New Jersey law. The Board of Directors will appoint independent and disinterested directors to serve on the Special Litigation Committee, or, in the alternative, appoint a special counsel to report to the board on his investigation.

Compensation of Directors

We have no standard arrangement to compensate directors for their services in their capacity as directors. Directors are not paid for meetings attended. However, we intend to review and consider future proposals regarding board compensation. All travel and lodging expenses associated with corporate matters are reimbursed by us, when incurred.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board of Directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Auditors

Our principal registered independent auditor is Turner, Stone & Company, L.L.P.

Code of Ethics

As part of our system of corporate governance, our Board of Directors has adopted a Code of Business Conduct and Ethics (the “Code”) for directors and executive officers of the Company. This Code is intended to focus each director and executive officer on areas of ethical risk, provide guidance to directors and executive officer to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each director and executive officer must comply with the letter and spirit of this Code. We have also adopted a Code of Ethics for Financial Executives applicable to our Chief Executive Officer and senior financial officers to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; and compliance with applicable laws, rules, and regulations. We intend to disclose any changes in or waivers from our Code of Business Conduct and Ethics and our Code of Ethics for Financial Executives by filing a Form 8-K or by posting such information on our website.

Director Independence

Our board of directors consists of one director, William J. Delgado. Our securities are quoted on the OTC Markets Group, Pink No Information Tier, which does not have any director independence requirements. We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc., the NASDAQ National Market, and the Securities and Exchange Commission.

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or two percent of that o her company’s consolidated gross revenues. Based on these standards, we have determined that our director is not an independent director.

EXECUTIVE COMPENSATION

General Philosophy

Our Board of Directors is responsible for establishing and administering the Company’s executive and director compensation.

Executive Compensation

The following summary compensation table indicates the cash and non-cash compensation earned from the Company during the years ended December 31, 2022, and 2021, of our named executive officers.

Summary Compensation Table

Name and		Salary	Bonus	Stock Award	Option Award	Nonequity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Jerome J. Gomolski	2022	60,000	-	-	-	-	-	-	60,000

Jerome J. Gomolski (1)	2021	48,000	-	-	-	-	-	-	48,000

Wiliam J. Delgado (2)	2022	240,000	-	-	-	-	-	-	240,000

Wiliam J. Delgado (2)	2021	1,060,158	-	-	-	-	-	-	1,060,158

(1)	Mr. Gomolski joined the company as Chief Financial Officer of our subsidiary, NACSV, on January 5, 2015. He was appointed the Company’s Chief Financial Officer effective April 10, 2015.

(2)	Mr. Delgado was appointed Chief Executive Officer and Chairman of the Board on May 13, 2016. He was appointed Executive Vice President on August 12, 2013. Prior thereto he served as our CEO, President and Chief Financial Officer.

(3)	The amounts in these columns represent the fair value of the award as of the grant date as computed in accordance with ASC 718. These amounts represent restricted stock awards and stock options granted to the named executive officers, and do not reflect the actual amounts that may be realized by those officers.

Key Employee Employment Agreements

We have an employment agreement with Chief Executive Officer, William Delgado.

Outstanding Equity Awards at Fiscal Year End

The following table provides information as of December 31, 2022, and December 31, 2021, regarding unexercised stock options and restricted stock awards granted to each of our named executive officers:

	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested (#)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)
Jerome J. Gomolski	166,667	-	-	0.10	4/1/2025	-	-	-	-
Jerome J. Gomolski	1,000,000	-	-	0.006	11/30/2025	-	-	-	-
William J. Delgado	166,667	-	-	0.14	3/31/2025	-	-	-	-
William J. Delgado	750,000	-	-	0.008	12/14/2025	-	-	-	-

Equity Compensation Plan Information and Issuances

Our current policy is that all full-time key employees are considered annually for the possible grant of stock options, depending upon qualifying performance criteria. The criteria for the awards are experience, uniqueness of contribution to our business and the level of performance shown during the year. Stock options are intended to enhance the ability of the Company and its Affiliates to attract and retain exceptionally qualified individuals upon whom, in large measure, the sustained progress, growth and profitability of the Company depend.

Pension Benefits

None of our named executive officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

None of our named executive officers is covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax qualified.

2014 Equity Incentive Plan

On May 9, 2014, our shareholders approved the 2014 Global Digital Solutions Equity Incentive Plan (“Plan”) and reserved 20,000,000 shares of our common stock for issuance pursuant to awards thereunder, including options, stock appreciation right, restricted stock, restricted stock units, performance awards, dividend equivalents, or other stock-based awards. The Plan is intended as an incentive, to retain in the employ of the Company, our directors, officers, employees, consultants, and advisors, and to attract new officers, employees, directors, consultants, and advisors whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries. Under the Plan, we are authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long-term incentive awards. The Plan is administered by the Board of Directors.

In accordance with the ACS 718, Compensation – Stock Compensation, awards granted are valued at fair value at the grant date. The Company recognizes compensation expense on a pro rata straight-line basis over the requisite service period for stock-based compensation awards with both graded and cliff vesting terms. The Company recognizes the cumulative effect of a change in the number of awards expected to vest in compensation expense in the period of change. The Company has not capitalized any portion of its stock-based compensation.

Director Compensation

We do not have a compensation arrangement in place for members of our Board and we have not finalized any plan to compensate directors in the future for their services as directors. We anticipate that we will develop a compensation plan for our independent directors in order to attract qualified persons and to retain them. We expect that the compensation arrangements will generally be comprised of equity awards and cash for reimbursement of expenses only; however, exceptions may be made if circumstances warrant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise stated, the table below sets forth information concerning the beneficial ownership of Common Stock as of December 31, 2022, (1) each director currently serving on our Board of Directors; (2) each of our named executive officers; (3) our directors and executive officers as a group; and (4) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock. As of December 31, 2022, there were 800,543,896 shares of Common Stock outstanding. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner (4)	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Common Stock	William J. Delgado (2)	6,358,032	0.08%
Common Stock	Jerome J. Gomolski (3)	5,000,000	0.06%
Common Stock	Gary Gray	4,000,000	0.05%
	Total Beneficial Holders as a Group	15,358,032	0.0192%

Applicable percentages are based on 800,543,896 shares outstanding as of December 31, 2022, and includes issued and outstanding shares of common stock as well as vested but unissued restricted shares. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days whether upon the exercise of options or otherwise. Shares of Common Stock subject to options and warrants currently exercisable, or exercisable within 60 days after the date of this report, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, the Company believes that each of the shareholders named in the table has sole voting power.

Includes (a) 3,221,032 shares owned by Bronco Communications, LLC, an entity which Mr. Delgado controls and (b) 3,137,000 shares owned by Mr. Delgado’s daughters.

Mr. Gomolski has 1,167,667 options of which all have vested.

Changes in Control.

There are currently no arrangements which may result in a change of control of our company.

Non-Cumulative Voting

The holders of our shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of Directors, can elect all of the Directors to be elected if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our Directors.

Item 11A. MATERIAL CHANGES

There have been no material changes in the registrant’s affairs since the end of the latest fiscal year for which audited financial statements were included in the latest Form 10-K and that have not been described in a Form 10-Q or Form 8-K filed under the Exchange Act.

Item 12. INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.

N/A

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the common shares being offered by this Prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering.

Item	Amount

SEC Registration Fee	$425.37
Legal Fees and Expenses*	$20,000.00
Accounting Fees and Expenses*	$7,500.00
Miscellaneous*	$-
Total*	$27,925.37

Item 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to New Jersey Code Title 14A:3-5, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Nevada law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the common shares being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

N/A

FINANCIAL STATEMENTS

Global Digital Solutions, Inc.

CONDENSED Consolidated Balance Sheets

	March 31, 2023	December 31, 2022
	(Unaudited)	(Unaudited)
Assets
Current assets
Cash	$1,585	$1,043
Total current assets	1,585	1,043

Total assets	$1585	$1,043

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$363,403	$363,402
Accrued expenses	1,993,038	2,028,801
Due to Officer (Note 9)	3,281	3,281
Due to related entity, (Note 9)	8,198	50,233
Financed insurance policy	11,187	11,187
Derivative Liability	2,019,000	3,421,000
Warrant Liability	748,000	1,599,000
Convertible notes payable, net of discount of $291,584, and $246,470 respectively	3,460,050	3,992,396
Notes Payable	4,607,125	4,607,125
Total Current Liabilities	13,213,282	16,076,425

Commitments and Contingencies (Note 6)

Stockholders’ deficit

Preferred stock, $0.001 par value, 35,000,000 shares authorized, 1,000,000 shares issued and outstanding at March 31, 2023 and 2022, respectively	1,000	1,000
Common stock, $0.001 par value, 2,000,000,000 shares authorized, 901,502,280 outstanding at March 31, 2023, and 800,543,896 outstanding at December 31, 2022	901,502	800,544
Additional paid-in capital	40,406,740	38,233,710

Accumulated deficit	(54,520,939)	(55,110,636)
Total stockholders’ deficit	(13,211,697)	(16,075,382)
Total liabilities and stockholders’ deficit	$1,585	$1,043

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

Global Digital Solutions, Inc.

CONDENSED Consolidated STATEMENTS OF OPERATIONS

(Unaudited)

	March 31,	March 31,
	2023	2022

Revenues	$-	$-
Cost of revenues	-	-
Gross profit	-	-

Operating expenses
Selling, general and administrative expenses	161,534	280,351
Total operating expenses	161,534	280,351

(Loss) from operations	(161,534)	(280,351)

Other expense (income)
Change in fair value of derivative liability	(1,136,000)	45,000
Change in fair value of warrant liability	(851,000)	(178,500)
Loss on conversion of notes payable	753,406	85,241
Amortization of original issue discount	216,386	482,234
Interest expense	265,977	215,757

Total other expense (income)	751,231	649,732

Net (Loss) Income	$589,697	$(930,083)

Net Loss per common share, basic	$(0.00)	$(0.00)

Weighted average common shares outstanding, basic	729,067,488	648,640,637
Weighted average common shares outstanding, diluted	1,062,623,257	648,640,637

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

Global Digital Solutions, Inc.

CONDENSED Consolidated STATEMENTS of CHANGES IN STOCKHOLDERS’ DEFICIT

(Unaudited)

	Common Stock		Preferred Stock		Paid-In	Shares	Accumulated
	Shares	Amount	Shares	Amount	Capital	Issuable	Deficit
Balance, December 31, 2021	737,263,858	$737,264	1,000,000	$1,000	$37,370,384	$180,000	$(49,349,575)	$(11,060,927)

Shares Issued for conversion of debt	58,280,038	58,280	-		568,326		-	626,606

Shares issued for issuance of debt			-				-

Shares issued for services	5,000,000	5,000	-		175,000	(180,000)	-

Reduction in derivative liability	-	-	-		120,000		-	120,000

Warrant Exercise			-				-

Net (Loss)	-	-	-	-	-		(5,761,061)	(5,761,061)

Balance, December 31, 2022	800,543,896	$800,544	1,000,000	$1,000	$38,233,710	$-	$(55,110,636)	$(16,075,382)

Shares Issued for conversion of debt	100,958,182	100,958	-	-	1,662,030	-		1,762,988

Shares Issued for issuance of debt			-

Shares issued for services			-

Reduction in derivative liability			-		511,000			511,000

Warrant exercise			-

Option exercise			-

Net Loss			-				589,697	589,697

Balance, March 31, 2023	901,502,078	$901,502	1,000,000	$1,000	$40,406,740	-	$(54,520,939)	(13,211,697)

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

Global Digital Solutions, Inc.

CONDENSED Consolidated STATEMENTS OF CASH FLOWS

(Unaudited)

	March 31,	March 31,
	2023	2022
Cash flows from operating activities:
Net Income (Loss)	$589,697	$(930,083)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of debt discount	216,386	482,234
Change in fair value of derivative liability	(1,136,000)	45,000
Change in fair value of warrant liability	(851,000)	(178,500)
Consulting fees added to note payable principal	-	137,000
Conversion fees for notes payable	11,250	-
Extension fees added to principal balance	129,644	-
Gain on conversion of notes payable	753,406	85,241

Changes in operating assets and liabilities:
Prepaid expenses	-	22,500
Due from related entity	-	42,473
Accounts payable	-	1,367
Accrued expenses	106,694	219,714
Due to officer	-	(46,719)
Net cash (used in) operating activities	(179,923)	(119,773)

Cash flows from (used in) investing activities:
Advances to Related Party	219,928	-
Net cash (used in) financing activities	219,928	-

Cash flows from financing activities:
Advances from related party	(261,963)	-
Proceeds from convertible notes payable	222,500	100,000
Payments of convertible notes payable	-	(75,488)

Net cash (used in) provided by financing activities	(39,463)	24,512

Net increase (decrease) in cash	542	(95,261)

Cash at beginning of period	1,043	98,800

Cash at end of period	$1,585	$3,539

Non-Cash Items
Convertible notes and interest paid by officer	-	-
Convertible debt settled through issuance of common shares	1,009,582	-
Debt discount from derivative on convertible notes payable	(245,000)	$3,750
Reclass of derivative liability to equity upon repayment/conversions	-	$-
Reduction in derivative liability from payments on convertible notes payable	(511,000)	-
Discount on convertible notes payable	-	$-
Debit discount for issuance of warrants with convertible note	-	$-
Conversion of Convertible notes payable	(1,009,582)	-
Cashless exercise of warrants	-	$-
Settlement of derivative liability to APIC	-	-
Convertible debt settled through issuance of common shares	-	421,182
Shares of common stock issued in relation to debt	-	$-
Shares issued for accounts payable	-	$-
Reduction in accrued compensation and due to officer	-	-
Additional Paid in Capital from payoff of convertible notes payable	-	-

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

GLOBAL DIGITAL SOLUTIONS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THREE MONTHS ENDED March 31, 2023

(Unaudited)

NOTE 1 – DESCRIPTION OF BUSINESS

The Company was incorporated in New Jersey as Creative Beauty Supply, Inc. (“Creative”) in August 1995. In March 2004, Creative acquired Global Digital Solutions, Inc., a Delaware corporation (“Global”). The merger was treated as a recapitalization of Global, and Creative changed its name to Global Digital Solutions, Inc. (“the Company”, “we”), Global provided structured cabling design, installation and maintenance for leading information technology companies, federal, state, and local government, major businesses, educational institutions, and telecommunication companies.

Going Concern

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has sustained losses and experienced negative cash flows from operations since inception, and for the three months had net income of approximately $590,000 which was mostly the result of change in fair value of derivative liability of $1,136,000 and Warrant Liability of $851,000. The income was offset by loss on conversion of notes payable of $75,300 and amortization of original issue discount of approximately $216,000 and interest expense of $266,000 the Company used net cash of $179,923 to fund operating activities at March 31, 2023, had an accumulated deficit of approximately $54,520,000 and a working capital deficit of approximately $13,212,000. These factors raise substantial doubt about the Company’s ability to continue as a going concern, within one year from the issuance date of the financial statements. The Company funded its activities to date almost exclusively from equity and debt financings.

The Company needs to raise additional funds immediately and continue to raise funds until they begin to generate sufficient cash from operations and may not be able to obtain the necessary financing on acceptable terms, or at all.

The Company will continue to require substantial funds to continue development of its core business. Management’s plans in order to meet the operating cash flow requirements include financing activities such as private placements of common stock, and issuances of debt and convertible debt instruments, and the establishment of strategic relationships which management expects will lead to the generation of additional revenue or acquisition opportunities.

While Management believes that the Company will be successful in obtaining the necessary financing to fund operations, there are no assurances that such additional funding will be achieved or that they will succeed in future operations.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully execute the plans to pursue acquisitions and raise the funds necessary to complete such acquisitions. The outcome of these matters cannot be predicted at this time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial information as of and for the three months ended March 31, 2023, and 2022 has been prepared in accordance with accounting principles generally accepted in the U.S. for interim financial information and with the instructions to Quarterly Report on Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, such financial information includes all adjustments (consisting only of normal recurring adjustments, unless otherwise indicated) considered necessary for a fair presentation of our financial position at such date and the operating results and cash flows for such periods. Operating results for the three months ended March 31, 2023, are not necessarily indicative of the results that may be expected for the entire year or for any other subsequent interim period.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to the rules of the U.S. Securities and Exchange Commission, or the SEC. These unaudited financial statements and related notes should be read in conjunction with our Annual Report on Form 10-K that includes the audited financial statements for the year ended December 31, 2022, as filed with the SEC on April 20, 2022.

The condensed consolidated balance sheet at December 31, 2022, has been derived from the audited financial statements at that date but does not include all the information and footnotes required by generally accepted accounting principles in the U.S. for complete financial statements.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries, NACSV, GDSI Florida, LLC, Global Digital Solutions, LLC, and Harm Alarm. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity-based transactions, and disclosure of contingent liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of the financial statements. Significant estimates include the derivative liability valuation, deferred tax asset and valuation allowance, and assumptions used in Black-Scholes-Merton, or BSM, or other valuation methods, such as expected volatility, risk-free interest rate, and expected dividend rate.

Income Taxes

Income taxes are accounted for based upon an asset and liability approach. Accordingly, deferred tax assets and liabilities arise from the difference between the tax basis of an asset or liability and its reported amount in the financial statements. Deferred tax amounts are determined using the tax rates expected to be in effect when the taxes will be paid or refunds received, as provided under currently enacted tax law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable, respectively, for the period plus or minus the change in deferred tax assets and liabilities during the period.

Accounting guidance requires the recognition of a financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company believes its income tax filing positions and deductions will be sustained upon examination and accordingly, no reserves, or related accruals for interest and penalties have been recorded at March 31, 2023, and December 31, 2022. The Company recognizes interest and penalties on unrecognized tax benefits as well as interest received from favorable tax settlements within income tax expense.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents. We maintain our cash in high-quality financial institutions. The balances, at times, may exceed federally insured limits. As of March 31, 2023, the bank balance is not over the federally insured limit. As of March 31, 2023 and December 31, 2022, we had no cash equivalents.

Fair Value of Financial Instruments

The carrying value of cash, accounts payable and accrued expenses approximate their fair values based on the short-term maturity of these instruments. The carrying amounts of debt were also estimated to approximate fair value. The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

The three levels of the fair value hierarchy defined by ASC 820 are as follows:

●	Level 1 – Quoted prices in active markets for identical assets or liabilities

●	Level 2 – Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly

●	Level 3 – Significant unobservable inputs that cannot be corroborated by market data.

Derivative Financial Instruments

We account for conversion options embedded in convertible notes payable in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC’) 815, “Derivatives and Hedging”. Subtopic ASC 815-15, Embedded Derivatives generally requires companies to bifurcate conversion options embedded in the convertible notes from their host instruments and to account for them as free-standing derivative financial instruments. Derivative liabilities are recognized in the consolidated balance sheet at fair value as Derivative Liabilities and based on the criteria specified in FASB ASC 815-40, Derivatives and Hedging – Contracts in Entity’s own Equity. The estimated fair value of the derivative liabilities is calculated using various assumptions and such estimates are revalued at each balance sheet date, with changes recorded to other income or expense as Change in fair value of derivative liability in the condensed consolidated statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or equity, is evaluated at the instrument origination date and reviewed at the end of each event date (i.e. conversions, payments, etc.) and the measurement period end date for financial reporting, as applicable.

Earnings (Loss) Per Share (“EPS”)

Basic EPS is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted EPS includes the effect from potential issuance of common stock, such as stock issuable pursuant to the exercise of stock options and warrants and the assumed conversion of convertible notes.

The following table summarizes the securities that were excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive:

	Three Months Ended
	March 31,
	2023	2022
Convertible notes and accrued interest	453,945,414	406,572,394
Preferred Stock	296,201,242	255,284,000
Stock options	13,650,002	13,650,002
Warrants	78,346,875	56,096,875
Potentially dilutive securities	847,937,711	731,603,271

Stock Based Compensation

In accordance with ASC 718, “Compensation – Stock Compensation” the Company measures the cost of employee services received in exchange for share-based compensation measured at the grant date fair value of the award.

The Company’s accounting policy for equity instruments issued to advisors, consultants, and vendors in exchange for goods and services follows the provisions of FASB ASC 505-50. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the advisor, consultant or vendor is reached or (ii) the date at which the advisor, consultant or vendor’s performance is complete. In the case of equity instruments issued to advisors and consultants, the fair value of the equity instrument is recognized over the term of the advisor or consulting agreement. Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, whichever is more readily determinable.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with accounting standards for “Accounting for Derivative Instruments and Hedging Activities.”

Accounting standards generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. accounting standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument.”

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Original issue discounts (“OID”) under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control could or require net cash settlement, then the contract shall be classified as an asset or a liability.

Convertible Securities

Based upon ASC 815-15, we have adopted a sequencing approach regarding the application of ASC 815-40 to convertible securities. We will evaluate our contracts based upon the earliest issuance date. In the event partial reclassification of contracts subject to ASC 815-40-25 is necessary, due to our inability to demonstrate we have sufficient shares authorized and unissued, shares will be allocated on the basis of issuance date, with the earliest issuance date receiving first allocation of shares. If a reclassification of an instrument were required, it would result in the instrument issued latest being reclassified first.

Recent Accounting Pronouncements

Management is evaluating the new accounting pronouncements but does not expect them to have material impact on our financial position or results of operations.

Management’s Evaluation of Subsequent Events

The Company evaluates events that have occurred after the balance sheet date of March 31, 2023, through the date which the financial statements were issued. Based upon the review, other than described in Note 12 – Subsequent Events, the Company did not identify any recognized or non-recognized subsequent events that would have required adjustment or disclosure in the financial statements.

NOTE 3 – ACCRUED EXPENSES

As of March 31, 2023, and December 31, 2022, accrued expenses consist of the following amounts:

	March 31, 2023	December 31, 2022
Accrued compensation to executive officers	$128,334	141,997
Accrued professional fees and settlements	55,163	73,890
Accrued interest	1,809,541	1,812,914
Total accrued expenses	$1,993,038	$2,028,801

NOTE 4 – FAIR VALUE MEASUREMENTS

We had no Level 1 or Level 2 assets and liabilities at March 31, 2023, and December 31, 2022. The Derivative liabilities are Level 3 fair value measurements.

The following is a summary of activity of Level 3 liabilities during the periods ended March 31, 2023, and December 31, 2022:

	March 31, 2023	December 31, 2022
Derivative liability:
Balance at beginning of period	$3,421,000	$809,000
Additions	245,000	641,500
Settlements	(511,000)	(120,000)
Change in fair value	(1,136,000)	2,090,500
Balance at end of year	$2,019,000	$3,421,000

	March 31, 2023	December 31, 2022
Warrant liability:
Balance at beginning of period	$1,599,000	$606,000
Additions	-	-
Change in fair value	(851,000)	(993,000)
Balance at end of year	$748,000	$1,599,000

Embedded Derivative Liabilities of Convertible Notes

At March 31, 2023, the fair value of the bifurcated embedded derivative liabilities of convertible notes was estimated using the following weighted-average inputs: the price of the Company’s common stock of $0.05; a risk-free interest rate ranging from 4.5% to 5.0%, the expected volatility of the Company’s common stock ranging from 173.74% to 185.90%; the estimated remaining term, a dividend rate of 0%. and the various estimated reset exercise prices weighted by probability. At December 31, 2022, the fair value of the bifurcated embedded derivative liabilities of convertible notes was estimated using the following weighted-average inputs: risk free dividend rate – 0%.

NOTE 5 – NOTE PAYABLE

During August 2017, Dragon Acquisitions, a related entity owned by William Delgado, and an individual lender entered into a promissory note agreement for $20,000 as well as $2,000 in interest to accrue through maturity on August 31, 2018, for a total of $22,000 due on August 31, 2018. The lender has extended the maturity date to December 31, 2022. Dragon Acquisitions assumed payment of a payable of the Company and the Company took on the note. The Company defaulted on the note at maturity in August 2018. The $20,000 note remained outstanding at March 31, 2023 and December 31, 2022, and through the date of this report.

On December 22, 2017, the Company entered into a financing agreement with Parabellum, an accredited investor, for $1.2 million, which was then amended in 2020 and increased to $2,550,000. Under the terms of the agreement, the Company is to receive milestone payments based on the progress of the Company’s lawsuit (see Note 6) for damages against Grupo Rontan Metalurgica, S.A (the “Lawsuit”). Such milestone payments consist of (i) an initial purchase price payment of $300,000, which the Company received on December 22, 2017, (ii) $150,000 within 30 days of the Lawsuit surviving a motion to dismiss on the primary claims, (iii) $100,000 within 30 days of the close of all discovery in the Lawsuit and (iv) $650,000 within 30 days of the Lawsuit surviving a motion for summary judgment and challenges on the primary claims. As part of the agreement, the Company shall pay the investor an investment return of 100% of the litigation proceeds to recoup all money invested, plus 27.5% of the total litigation proceeds received by the Company. As March 31, 2023, and December 31, 2022, and through the date of this report, the $2,550,000 note remains outstanding.

On December 23, 2017 (the “Effective Date”) the Company entered into a $485,000, 7% interest rate, demand promissory note with Vox Business Trust, LLC (“Vox”). The note was in settlement of the amounts accrued under a consulting agreement (see Note 6), consisting of $200,000 owed for retainer payments through December 2017, as well as $285,000 owed to Vox when the Resolution Progress Funding was met on December 22, 2017. As part of the agreement, Vox may not demand payment prior to the date of the Resolution Funding Date.

The Company shall make mandatory prepayment in the following amounts and at the following times –

●	$1,000 on the Effective Date.

●	$50,000 on the date on which the judge presiding over the lawsuit issues a ruling or decision in which the lawsuit survives a motion to dismiss.

●	$50,000 on the date on which discovery closes with respect to the lawsuit.

●	$100,000 on the date on which the judge presiding over the lawsuit issues a ruling or decision in which the lawsuit survives a motion for summary judgement on the claims.

Under the terms of the Vox note consulting agreement (see Note 6), any unpaid consulting fees subsequent to December 2017 causes a default on the note with unpaid consulting fees to be added to the principal of the note. As of March 31, 2023, and December 31, 2022. and through the date of this report, the principal balance totaling $861,500 and interest of $290,813 is outstanding. The note remains in default. However, Vox has voluntarily refrained from making demand prior to the resolution funding date.

On December 26, 2017 (the “Effective Date”), the Company entered into a $485,000, 7% interest rate, demand promissory note with RLT Consulting, Inc. The note was in settlement of the amounts accrued under a consulting agreement (see Note 6), consisting of $200,000 owed for retainer payments through December 2017, as well as $285,000 owed to RLT when resolution progress funding was met on December 22, 2017. As part of the agreement, RLT may not demand payment prior to the date of the resolution funding date. The Company also agreed to grant 5,000,000 shares within 90 days of the resolution progress funding date and 10,000,000 shares within 90 days of the resolution funding date. The 5,000,000 shares were issued on March 13, 2018. The Company shall make mandatory prepayment in the following amounts and at the following times –

●	$1,000 on the Effective Date.

●	$50,000 on the date on which the judge presiding over the lawsuit issues a ruling or decision in which the lawsuit survives a motion to dismiss.

●	$50,000 on the date on which discovery closes with respect to the lawsuit.

●	$100,000 on the date on which the judge presiding over the lawsuit issues a ruling or decision in which the lawsuit survives a motion for summary judgement on the claims.

Under the terms of the RLT note consulting agreement (see Note 6), any unpaid consulting fees subsequent to December 2017 causes a default on the note with unpaid consulting fees to be added to the principal of the note. as of March 31, 2023, and December 31, 2022, and through the date of this report the principal balance totaling $861,500 and interest of $290,513 is outstanding~~.~~

Through the date of this report, monthly consulting fees have not been repaid and were added to the principal balance of the note. The note remains in default. However, RLT has voluntarily refrained from making demand prior to the resolution funding date. RLT was granted a first priority security interest in the litigation proceeds and is pari passu to Parabellum and Vox. To that end, they share in the litigation in a priority position to proceed to repay the note.

During April 2018, the Company entered into a two-month $36,000 note payable with $31,000 in proceeds paid directly to a third-party vendor for expenses. The note did not bear interest and included a $5,000 original issue discount. During June 2018, the Company defaulted on the note. The lender has extended the maturity date to December 31, 2021. As of December 31, 2022 and March 31, 2023, and through the date of this report, $11,000 remain outstanding.

During May 2018, the Company entered into an Investment Return Purchase Agreement with an accredited investor (the “Purchaser”) for proceeds of $200,000 (the “Investment Agreement”). Under the terms of the Investment Agreement, the Company agreed to pay the Purchaser the $200,000 proceeds plus a 10% return, or $20,000 (the “Investment Return”) within three (3) months from the date of the Investment Agreement. Such Investment Return shall be paid earlier if the Company secures funding totaling $500,000 within 90 days from the date of the Investment Agreement. The lender has extended the maturity date to December 31, 2021. In addition, the Company agreed to issue to the Purchaser 2,000,000 warrants to purchase common stock of the Company at an exercise price of $0.01 per share, exercisable for a period of three (3) years. As of March 31, 2023, and December 31, 2022, and through the date of this report, the $200,000 principal and $20,000 Investment Return remained outstanding. The note is past the maturity date and has not been repaid through the date the financial statements were issued.

On May 12, 2020, the Company obtained a Paycheck Protection Program (“PPP”) loan in the amount of $103,125 pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). Interest on the loan is at the rate of 1% per year, and all loan payments are deferred until December 12, 2020, at which time the balance is payable in $5,805 monthly installments through May 12, 2022, if not forgiven in accordance with the CARES Act and the terms of the promissory note executed by the Company in connection with the loan. The promissory note contains events of default and other provisions customary for a loan of this type. As required, the Company used the PPP loan proceeds for payroll, healthcare benefits, and utilities. The program provided that the use of PPP Loan amount shall be limited to certain qualifying expenses and may be partially or wholly forgiven in accordance with the requirements set forth in the CARES Act.

The Company has requested debt forgiveness from the SBA. As of March 31, 2023, and December 31, 2022, and through the date of this report the SBA has not responded to the request and NNVA has waived the monthly payment.

Convertible Notes Payable

During January 2015, the Company entered into a one-year $78,750 convertible note payable with LG Capital Funding (LG). The note bears interest at 8% per annum and is convertible at any time at the option of LG into shares of our common stock at a conversion price equal to a 40% discount of the lowest closing bid price for 20 prior trading days including the notice of conversion date. The embedded derivative liability associated with the conversion option of the note was bifurcated from the note and recorded at its fair value on the date of issuance and at each reporting date. The note requires the Company to reserve four times the potential number of shares of common stock issuable upon conversion, or 17,676,000 and 29,914,000 at December 31, 2022 and March 31, 2023 respectively. The Company defaulted on the note in January 2016. Additionally, as a result of declines in the fair value of the Company’s common stock, from time to time the Company did not have sufficient authorized shares to maintain this required four times share reserve. Accordingly, the note holder had the right to accelerate the repayment of the note and unpaid interest. In addition, LG has the right to require that additional shares and/or monies be paid in connection with the defaults. During December 2017, in settlement of default, the Company and LG entered into a Convertible Note Redemption Agreement under which the Company was to repay $68,110, $39,921 in unpaid principal outstanding at December 31, 2017, and $28,189 in accrued interest, in five payments through April 2018. Through April 2018, the Company repaid $6,500 of principal under the Convertible Note Redemption Agreement. The Company defaulted on the Convertible Note Redemption Agreement in April 2018 and the $28,189 in accrued interest was converted to principal. As of March 31, 2023, and December 31, 2022 and through the date of this report, the principal balance totaling $48,610 and interest of $17,044 is outstanding.

During January 2015, the Company entered into a two-year convertible note payable for up to $250,000 with JMJ Financial (JMJ), of which $110,000 was funded between January and April 2015. The note was issued with an original issue discount of 10% of amounts funded, had a one-time 12% interest charge as it was not repaid within 90 days of the funding date, and is convertible at any time at the option of JMJ into shares of our common stock at the lesser of $0.075 per share or 60% of the average of the trading price in the 25 trading days prior to conversion. The embedded derivative liability associated with the conversion option of the note was bifurcated from the note and recorded at its fair value on the date of issuance and at each reporting date. The note requires the Company to reserve 26,650,000 shares of common stock. JMJ had the option to finance additional amounts up to the balance of the $250,000 during the term of the note. The Company defaulted on the note during January 2017. During December 2017, in settlement of default, the Company and JMJ entered into a Repayment Agreement under which the Company was to repay $84,514, $69,070 in unpaid principal outstanding at December 31, 2017, and $15,444 in accrued interest, in four payments through May 2018. Through May 2018, the Company repaid $25,000 of principal under the Repayment Agreement. The Company defaulted on the Repayment Agreement in May 2018 and the $15,444 in accrued interest was converted to principal. As of March 31, 2023, and December 31, 2022, and through the date of this report, the principal balance totaling $59,514 and interest of $10,564 is outstanding.

On April 7, 2020, the Company entered into a convertible promissory note arrangement with Auctus Fund, LLC in the principal amount of $197,000. The principal amount of the note with interest at 12% is due on February 7, 2021. The note is convertible into shares of The Company’s common stock. The conversion price shall equal the lessor of (i) Current Market price or (ii) Variable Market price as defined as Market Price less a 50% discount price. As of March 31, 2023 and December 31, 2022, and through the date of this report, the principal balance totaling $197,000 and interest of $70,920 is outstanding. The note is past the maturity date and has not been repaid through the date the financial statements were issued.

On February 25, 2021, the Company and Leonite Capital LLC entered into a securities purchase agreement for a prime rate plus 8% convertible note in the aggregate principal of $2,285,714. The note shall be paid in one or more tranches. The maturity for each tranche shall be twelve-month period from advance date. The holder has the right at any time to convert all or any part of the outstanding principal into shares of common stock of the Company. The conversion price shall be a fixed conversion price of $0.06, which upon a default event, shall be equal to the lesser of (i) the fixed conversion price; (ii) or 70% of the lowest intraday price during the 21 days preceding the conversion request.

On March 1, 2021, the Company received the first tranche of $1,000,000 from Leonite Capital. In connection with the note, the Company issued 20,000,000 warrants, exercisable at $0.10, with a 10-year term and contain full-ratchet anti-dilution protection provisions, with a fair value of $507,000. The Company also issued 4,000,000 shares of common stock as commitment shares to the noteholder, with a fair value of $204,000. The warrants and the commitment shares resulted in a debt discount of $1,000,000, which will be amortized using the effective interest method over the life of the convertible note, and the excess of $101,000 recognized as interest expense at issuance. The warrants were evaluated to be classified as a liability, as based on the various convertible notes outstanding with variable conversion rates it cannot be determined if there are sufficient authorized shares available during the contract period.

On June 14, 2022, Leonite Capital converted $204,080 of principal at a conversion price of $.01 for 20,408,015 shs of common stock. As of March 31, 2023, and December 31, 2022, and through the date of this report, the principal balance totaling $513,103 and $970,111 respectively is outstanding. On May 19, 2022, The Company and Leonite Capital agreed to an extension of the Note’s Maturity date to February 25, 2023. In consideration the Company agreed to an extension fee of 20% of the outstanding Balance. At May 19, 2022, the fixed conversion price was amended to $0.01 from $$0.06. The Second amendment extended the due date of the note to June 30, 2023, and included an extension fee of $35,000 and legal fees of $5,000.

On February 8, 2023 Leonite Capital converted $87,754 of principal, and $14,246 of interest and fees at a conversion price of $.01 for 10,000,000 shs of common stock.

On February 21, 2023 Leonite Capital converted $105,076 of principal, and $44,924 of interest and fees at a conversion price of $.01 for 15,000,000 shs of common stock.

On March 1, 2023 Leonite Capital converted $193,184 of principal, and interest $6,816 of $ principal and fees at a conversion price of $.01 for 20,000,000 shs of common stock.

On March 17, 2023 Leonite Capital converted $190,637 of principal, and interest and fees of $9,363 at a conversion price of $.01 for 20,000,000 shs of common stock.

On January 4, 2023, the Company and Leonite Capital, LLC. entered into a security purchase agreement for a 8% Convertible Note in the aggregate principal of $41,667, due on January 4 2024. The note is convertible into shares of common stock of the Company. The conversion price shall be the lower of $0.01 or the lowest trade price on the date of the First Tranche. As of March 31, 2023, and through the date of this report $41,667 is outstanding. Upon the advance of the First Tranche the Company shall issue warrants to purchase 5,000,000 shares of the Company common stock. The exercise price is $0.024 per share with a term of 120 Months.

On March 25, 2021, the Company and GS Capital Partners LLC entered into a securities purchase agreement for a prime rate plus 8% convertible note in the aggregate principal of $2,285,714. The note shall be paid in one or more tranches. The maturity for each tranche shall be twelve-month period from advance date. The holder has the right at any time to convert all or any part of the outstanding principal into shares of common stock of the Company. The conversion price shall be a fixed conversion price of $0.06, which upon a default event, shall be equal to the lesser of (i) the fixed conversion price; (ii) or 70% of the lowest intraday price during the 21 days preceding the conversion request.

On April 1, 2021, the Company received the first tranche of $1,142,857 from GS Capital, LLC. In connection with the note, the Company issued 20,000,000 warrants, exercisable at $0.10, with a 10-year term and contain full-ratchet anti-dilution protection provisions, with a fair value of $507,000. The Company also issued 4,000,000 shares of common stock as commitment shares to the noteholder, with a fair value of $204,000. The warrants and the commitment shares resulted in a debt discount of $1,000,000, which will be amortized using the effective interest method over the life of the convertible note, and the excess of $101,000 recognized as interest expense at issuance. The warrants were evaluated to be classified as a liability, as based on the various convertible notes outstanding with variable conversion rates it cannot be determined if there are sufficient authorized shares available during the contract period.

The Company received the second tranche as follows; May 24, 2021, $796,000, July 15, 2021, $90,000, and July 21, 2021, $208,500.

On April 21, 2022, GS Capital, LLC converted $31,229. of principal and interest at a conversion price of $.01 for 3,122,914 shares of common stock. As of March 31, 2023, and December 31, 2022, and through the date of this report, the principal balance totaling $1,858,157 and $2,141,632 respectively is outstanding. On May 17, 2022, the Company and GS Capital Partners, LLC into an agreement that the maturity date of all four tranches has been extended by nine months, and changed the fixed conversion price was amended to $0.01 from $$0.06.

On February 7, 2023 GS Capital Partners, LLC. converted $53,475, of principal and $13,886 of interest at a conversion price of $.01 for 6,736,045 shs of common stock.

On February 23, 2023 GS Capital Partners, LLC. converted $65,000, of principal and $17,278 of interest at a conversion price of $.01 for 8,277,753, shs of common stock.

On March 7, 2023 GS Capital Partners, LLC. converted $80,000, of principal and $21,633 of interest at a conversion price of $.01 for 10,163,288, shs of common stock.

On March 17, 2023 GS Capital Partners, LLC. converted $85,000, of principal and $23,311 of interest at a conversion price of $.01 for 10,831,096 shs of common stock.

On August 18, 2022, the Company and GS Capital Partners LLC entered into a securities purchase agreement for a 10% convertible note in the aggregate principal of $172,000. A lump- sum interest payment for twelve (12) months shall be immediately due on the Issue date and shall be added to the principal balance and payable on the maturity date August 18, 2023. Principal payments shall be made in nine (9) installments each in the amount of $21,022.22 commencing on the one hundred twentieth(120th) day following the Issue date The holder has the right at any time to convert all or any part of the outstanding principal into shares of common stock of the Company. The conversion price shall be equal to 70% of the lowest intraday price during the 20 days preceding the conversion request. The note was funded on August 18, 2022. As of March 31, 2023, and through the date of this report, the principal balance totaling $172,000 and interest of $10,750 is outstanding.

On June 7, 2021, the Company and Geneva Roth Remark Holdings, Inc., entered into a security purchase agreement (“SPA”) for an 8% promissory note in the aggregate principal of $251,625, with a maturity date of June 7, 2022. The note included an original issuance discount (“OID”) of $22,875, for a purchase price of $228,750. The interest was applied as a one-time interest charge upon the issuance date, in the amount of $20,130, recognized in accrued interest. The monthly payments will include the outstanding principal and accrued interest, in 10 monthly payments of $27,175, with the first payment on July 30, 2021. Upon an event of default, as set forth in the agreement, the holder shall have the right to convert the outstanding balance of the note into shares of common stock of the Company, with a conversion rate based on 75% of the lowest trading price of the common stock for the 5 trading days prior to the conversion date. In addition, upon default, the interest increases to 22%, and any outstanding principal and accrued interest shall be increased by 150%. The Company is required at have authorized and reserved four times the number of shares that is actually issuable upon full conversion of the note, which was initially 29,494,505 shares. While the note is still outstanding the Company shall not, without written consent of the holder, issue any variable convertible instruments with a convertible price that varies with the market price of the Company’s common stock, nor shall the Company without the holder’s written consent, sell, lease or otherwise dispose of any significant portion of its assets outside the ordinary course of business. In connection with the note, the Company issued 2,096,875 warrants, exercisable each at $03, with a 3-year term. The Note was paid off on March 25, 2022.

On December 10, 2021, the Company and Sixth Street Lending LLC, entered into a security purchase agreement for a 8% Convertible Note in the aggregate principal of $128,750, due on December 10, 2022. The note is convertible into shares of common stock of the Company. The conversion price is equal to the Variable Conversion price which is defined as 65% of the Market Price for the lowest two trading dates during a fifteen-day trading period ending on the latest complete trading date prior to the Conversion date. On June 7, 2022, the convertible note, accrued interest, and redemption fee, for a total of $167,287 was paid off by the company.

On February 3, 2022, the Company and Sixth Street Lending LLC, entered into a security purchase agreement for a 8% Convertible Note in the aggregate principal of $103,750.00, due on February 3, 2023. The note is convertible into shares of common stock of the Company. The conversion price is equal to the Variable Conversion price which is defined as 65% of the Market Price for the lowest two trading dates during a fifteen-day trading period ending on the latest complete trading date prior to the Conversion date. As of March 31, 2023, and through the date of this report, the principal balance totaling $103,750 and interest of $10,922 is outstanding.

On March 25, 2022, the Company and Sixth Street Lending LLC, entered into a security purchase agreement for a 12% Convertible Note in the aggregate principal of $258,638.00 due on March 25, 2023. A one-time interest charge of 12% $31,036 shall be added to the principal amount due. The note is payable in 10-month installments of $28,967.45 beginning on May 15, 2023. The note is convertible into shares of common stock of the Company. The conversion price is equal to the Variable Conversion price which is defined as 75% of the Market Price for the during the ten,10 trading days prior to the conversion date. As of March 31, 2023 and December 31, 2022, and through the date of this report, the principal balance totaling $256,219 and interest of $32,510 is outstanding.

On June 14, 2022, the Company and 1800 Diagonal Lending LLC, f/k/a Sixth Street Lending LLC entered into a security purchase agreement for a 8% Convertible Note in the aggregate principal of $128,750, due on June 14, 2023. The note is convertible into shares of common stock of the Company. The conversion price is equal to the Variable Conversion price which is defined as 65% of the Market Price for the lowest two trading dates during a fifteen-day trading period ending on the latest complete trading date prior to the Conversion date. As of March 3, 2023, and December 31, 2022, and through the date of this report, the principal balance totaling$162,685 and interest of $10,527 is outstanding.

On November 7, 2022, the Company and Gary Shover entered into a security purchase agreement for a 12% Convertible Note in the aggregate principal of $75,000 due on May 7, 2023. The note is convertible into shares of common stock of the Company at a fixed conversion price of $0.139 per share. The investor shall also receive warrants to purchase 500,000 common shares at $0.139 per share As of March 31,2023, and December 31, 2022, and through the date of this report, the principal balance totaling $75,000 and interest of $3,750 is outstanding.

On December 14, 2022  , the Company and Ronal Minor entered into a security purchase agreement for a 12% Convertible Note in the aggregate principal of $25,000 due on June 14, 2023. The note is convertible into shares of common stock of the Company at a fixed conversion price of $0.139 per share. The investor shall also receive warrants to purchase 500,000 common shares at $0.139 per share As of March 31, 2023, and December 31, 2022, and through the date of this report, the principal balance totaling $25,000 and interest of $750 is outstanding.

On February 6, 2023 the Company and Fourth Man, LLC entered into a Securities purchase agreement for 12% Connvertible Note in the aggregate principal amount of $165,000 les an original issue discount of $16,500. The note will mature in 12 months from the issue date. The note is convertible into shares of common stock of the Company at a price of $0.01. The Company shall issue 8,250,000 warrants at an exercise price of $0.01 and an exercise period of five years from the issue date.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Consulting agreements

The Company entered into two consulting agreements (see Note 5) in May 2016, for services to be provided in connection towards the resolution of the Rontan lawsuit (below). The consulting agreements includes a monthly retainer payment of $10,000 to each consultant. The agreement also includes consideration of 5,000,000 shares of restricted common stock of the Company, plus a 5% cash consideration of the Resolution Progress Funding, (defined as upon the retention of legal counsel and receipt of funding for the litigation), as of the Resolution Progress Funding date and 10,000,000 shares of restricted common stock of the Company and a 5% cash consideration of the Resolution Funding amount (defined as a settlement or judgement in favor of the Company by Rotan), at the Resolution Funding date. The Resolution Progress funding was met on December 22, 2017.

Share Purchase and Sale Agreement for Acquisition of Grupo Rontan Electro Metalurgica, S.A.

Effective October 13, 2015, the Company (as “Purchaser”) entered into the SPSA dated October 8, 2015 with Joao Alberto Bolzan and Jose Carlos Bolzan, both Brazilian residents (collectively, the “Sellers”) and Grupo Rontan Electro Metalurgica, S.A., a limited liability company duly organized and existing under the laws of Federative Republic of Brazil (“Rontan”) (collectively, the “Parties”), pursuant to which the Sellers agreed to sell 100% of the issued and outstanding shares of Rontan to the Purchaser on the closing date.

The purchase price shall consist of a cash amount, a stock amount and an earn-out amount as follows: (i) Brazilian Real (“R”) $100 million (approximately US$26 million) to be paid by the Purchaser in equal monthly installments over a period of forty eight (48) months following the closing date; (ii) an aggregate of R$100 million (approximately US$26 million) in shares of the Purchaser’s common stock, valued at US$1.00 per share; and (iii) an earn-out payable within ten business days following receipt by the Purchaser of Rontan’s audited financial statements for the 12-months ended December 31, 2017, 2018 and 2019. The earn-out shall be equal to the product of (i) Rontan’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the last 12 months, and (ii) twenty percent and is contingent upon Rontan’s EBITDA results for any earn-out period being at least 125% of Rontan’s EBITDA for the 12-months ended December 31, 2015. It is the intention of the parties that the stock amount will be used by Rontan to repay institutional debt outstanding as of the closing date.

Under the terms of a Finders Fees Agreement dated April 14, 2014, we have agreed to pay RLT Consulting Inc., a related party, a fee of 2% (two percent) of the Transaction Value, as defined in the agreement, of Rontan upon closing. The fee is payable one-half in cash and one-half in shares of our common stock.

Specific conditions to closing consist of:

a)	Purchaser’s receipt of written limited assurance of an unqualified opinion with respect to Rontan’s audited financial statements for the years ended December 31 2013 and 2014 (the “Opinion”);

b)	The commitment of sufficient investment by General American Capital Partners LLC (the “Institutional Investor”), in the Purchaser following receipt of the Opinion;

c)	The accuracy of each Parties’ representations and warranties contained in the SPSA;

d)	The continued operation of Rontan’s business in the ordinary course;

e)	The maintenance of all of Rontan’s bank credit lines in the maximum amount of R$200 million (approximately US$52 million) under the same terms and conditions originally agreed with any such financial institutions, and the maintenance of all other types of funding arrangements. As of the date of the SPSA, Rontan’s financial institution debt consists of not more than R$200 million (approximately US$52 million), trade debt of not more than R$50 million (approximately US$13 million) and other fiscal contingencies of not more that R$95 million (approximately US$24.7 million);

f)	Rontan shall enter into employment or consulting service agreements with key employees and advisors identified by the Purchaser, including Rontan’s Chief Executive Officer; and

g)	The Sellers continued guarantee of Rontan’s bank debt for a period of 90 days following issuance of the Opinion, among other items.

The Institutional Investor has committed to invest sufficient capital to facilitate the transaction, subject to receipt of the Opinion, as well as the ability to acquire 100% of the outstanding stock of Rontan at a price of $200 million BR, and the Company can acquire 100% of all real estate held by Rontan.

Subject to satisfaction or waiver of the conditions precedent provided for in the SPSA, the closing date of the transaction shall take place within 10 business days from the date of issuance of the Opinion.

Rontan is engaged in the manufacture and distribution of specialty vehicles and acoustic/visual signaling equipment for the industrial and automotive markets.

Subsequent to December 31, 2015, on April 1, 2016, we believed that we had satisfied or otherwise waived the conditions to closing (as disclosed under the SPSA, the closing was subject to specific conditions to closing, which were waivable by us,) and advised the Sellers of our intention to close the SPSA and demanded delivery of the Rontan Securities. The Sellers, however, notified us that they intend to terminate the SPSA. We believe that the Sellers had no right to terminate the SPSA and that notice of termination by the Sellers was not permitted under the terms of the SPSA.

On January 31, 2018, we announced that we initiated a lawsuit for damages against Grupo Rontan Metalurgica, S. A, (“Rontan”) and that company’s controlling shareholders, Joao Alberto Bolzan and Jose Carlos Bolzan. The action has been filed in the United States District Court for the Southern District of Florida. The complaint alleges that Rontan is wholly-owned by Joao Bolzan and Jose Bolzan. In the complaint, we further allege that Rontan and its shareholders improperly terminated a Share Purchase and Sale Agreement (the “SPA”) by which we were to acquire whole ownership of Rontan.

On February 5, 2018, United States District Court Southern District of Florida filed a Pretrial Scheduling Order and Order Referring Case to Mediation dated February 5, 2018 for the Company’s lawsuit against Grupo Rontan Electro Metalurgica, S.A., et al. The Case No. is 18-80106-Civ-Middlebrooks/Brannon. The court has issued a schedule outlining various documents and responses that are to be delivered by the parties as part of the discovery plan.

On April 25, 2018, the Note of Filing Proposed Summons was completed by the Company. On April 26, 2018, a summons was issued to Grupo Rontan Electro Metalurgica, S.A. Also, on May 15, 2018, the Company filed a motion for Issuance of Letters Rogatory.

On or about January 31, 2019, Defendants filed a Motion to Dismiss for Failure to State a Claim for failure to fulfill conditions precedent in the consummation of the contract in question. Defendants filed a Motion to Dismiss challenging jurisdiction, venue, and forum nonconvenes. On or about May 21, 2019, the Court denied their motions to dismiss for lack of personal jurisdiction, improper venue and forum nonconvenes. The court granted their Motion to Dismiss for Failure to State a Claim for failure to fulfill conditions precedent in the consummation of the contract in question but, granted leave to amend. On or about June 7, 2019, counsel filed an amended complaint. On or about June 21, 2019, defendants answered the amended complaint. The litigation moved from the pleading stage to discovery. The Company and Rontan/Bolzans entered into court order mediation on November 7, 2019. (i) Motion to set aside Default Judgement (ii) Motion for hearing on damages.

NOTE 7 – STOCKHOLDERS’ EQUITY

Stock Incentive Plans

2014 Global Digital Solutions Equity Incentive Plan

On May 9, 2014, our shareholders approved the 2014 Global Digital Solutions Equity Incentive Plan (“Plan”) and reserved 20,000,000 shares of our common stock for issuance pursuant to awards thereunder, including options, stock appreciation right, restricted stock, restricted stock units, performance awards, dividend equivalents, or other stock-based awards. The Plan is intended as an incentive, to retain in the employ of the Company, our directors, officers, employees, consultants and advisors, and to attract new officers, employees, directors, consultants and advisors whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries.

In accordance with the ACS 718, Compensation – Stock Compensation, awards granted are valued at fair value at the grant date. The Company recognizes compensation expense on a pro rata straight-line basis over the requisite service period for stock-based compensation awards with both graded and cliff vesting terms. The Company recognizes the cumulative effect of a change in the number of awards expected to vest in compensation expense in the period of change. The Company has not capitalized any portion of its stock-based compensation.

Awards Issued Under Stock Incentive Plans

As of March 31, 2023, and December 31, 2022, we have outstanding 13,650,002 stock options - all of which are fully vested stock options that were granted to directors, officers and consultants. The outstanding stock options are exercisable at prices ranging from $0.006 to $0.64 and expire between February 2024 and December 2025, for an average exercise price per share of $0.60 and an average remaining term of 3.6 years as of March 31, 2023.

During the three-month period ended March 31, 2023 and the year ended December 31, 2022, we did not recognize any stock-based compensation cost related to the outstanding stock options. The intrinsic value of options outstanding as of March 31, 2023, and December 31, 2022, was $0. Aggregate intrinsic value represents the value of the Company’s closing stock price on the last trading day of the fiscal period in excess of the exercise price of the option multiplied by the number of options outstanding.

NOTE 8 – INCOME TAXES

The Company provides for a valuation allowance when it is more likely than not that they will not realize a portion of the deferred tax assets. The Company has established a valuation allowance against their net deferred tax asset due to the uncertainty that enough taxable income will be generated in those taxing jurisdictions to utilize the assets. Therefore, they have not reflected any benefit of such deferred tax assets in the accompanying financial statements.

The Company has reviewed all income tax positions taken or that are expected to be taken for all open years and determined that their income tax positions are appropriately stated and supported for all open years. The Company is subject to U.S. federal income tax examinations by tax authorities for years after 2011 due to unexpired net operating loss carryforwards originating in and subsequent to that year. The Company may be subject to income tax examinations for the various taxing authorities which vary by jurisdiction.

The Company’s policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the consolidated statements of operations.

The Company files income tax returns in the U.S. federal jurisdiction and the various states in which they operate. The former members of NACSV are required to file separate federal and state tax returns for NACSV for the periods prior to our acquisition of NACSV. The Company files consolidated tax returns for subsequent periods. The Company has not filed their U.S. federal and certain state tax returns since 2014 and currently do not have any examinations ongoing. Tax returns for the years 2012 onwards are subject to federal, state or local examinations.

NOTE 9 – RELATED PARTY TRANSACTIONS

Due to officer

The Due to officer is due on demand, does not bear interest and is unsecured. On June 14, 2022, the CEO William J Delgado Paid a convertible note payment in the amount of $27,175. During the nine month period ending September 30, 2022, he Company paid Mr. Delgado a total of $75,218 for his salary and a partial repayment for the convertible note payment. The balance owing to Mr. Delgado of $11,957 was paid off on July 7.2022. At March 31, 2023 The amount owed to Mr. Delgado is $3,281.

Due to Related Party

During the three months ended March 31, 2023 the Company advanced Eco-Growth Strategies, Inc. a related entity $42,035, to cover operating expenses and Eco Growth repaid the amount advanced. At March 31, 2023, the Company has a payable of $8,198 to Eco Growth.

Accrued Compensation

As of March 31, 2023., and December 31, 2022, we had a receivable of $23,521 and a payable of $21,630, to William J. Delgado and $128,334 and $120,834 payable to Jerome Gomolski, respectively. Accrued compensation is included in Accrued expenses.

		William	Jerome
	Total	Delgado	Gomolski
Balance December 31, 2022	$141,997	$21,163	$120,834
1-Q 2023 Salary	75,000	60,000	15,000
Payments,	(112,184)	(81,163)	(7,500)
Balance March 31, 2023	$128,334	$(23,521)	$128,334

Accounts Payable

	March 31,	December 31,
	2023	2022
RLT Consulting	$21,591	$21,591
Jerry Gomolski	25,000	25,000
Charter 804CS	20,099	20,099
Gary Gray	12,000	12,000
	$78,690	$78,690

During August 2017, Dragon Acquisitions, an entity owned by William Delgado, a related party, and an individual lender entered into a Promissory Note agreement for $20,000 as well as $2,000 in interest to accrue through maturity on August 31, 2018, for a total of $22,000 due on August 31, 2018. Dragon Acquisition assumed payment of a payable of the Company and the Company took on the note. The Company defaulted on the note at maturity in August 2018. The lender has extended the maturity date to December 31, 2021. The $22,000 note remained outstanding as of March 31, 2023, and December 31, 2022, and through the date of this report.

NOTE 10 – SUBSEQUENT EVENT

On April 18, 2023, Leonite Capital converted $139,901 of principal, and $10,198 of interest and fees at a conversion price of $.01 for 15,000,000 shs of common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Director and Stockholders of Global Digital Solutions, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Global Digital Solutions, Inc. and its subsidiaries (the “Company”) as of December 31, 2022, and 2021 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and negative cash flows since inception both of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Critical Audit Matter Description

As disclosed in Notes 4 and 5 to the consolidated financial statements, the Company had various debt instruments which included conversion features requiring bifurcation and separate accounting. Management evaluated the required accounting, significant estimates, and judgements around the valuation for these embedded derivatives. These embedded derivatives were initially measured at fair value and have subsequently been remeasured to fair value at each reporting period.

There is no current observable market for these types of features and, as such, the Company determined the fair value of the embedded derivatives using an option pricing model to measure the fair value of the bifurcated derivative. As a result, a high degree of auditor judgment and effort was required in performing audit procedures to evaluate the conclusions reached by management as well as the inputs to the Company’s option pricing model.

How the Critical Audit Matter Was Addressed In the Audit

Our principal audit procedures performed to address this critical audit matter included the following:

-	We obtained an understanding of the controls and processes surrounding the evaluation, initial measurement and revaluation of the bifurcated derivatives.

-	We evaluated management’s assessment and the conclusions reached to ensure these instruments were recorded in accordance with the relevant accounting guidance.

-	We evaluated the fair value of the bifurcated derivatives that included testing the valuation models and assumptions utilized by management. We reviewed and tested the fair value model used, significant assumptions, and underlying data used in the model.

Turner, Stone & Company, L.L.P.

We have served as the Company’s auditor since 2017.

Dallas, Texas

June 9, 2023

GLOBAL DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021

Assets
Current assets
Cash	$1,043	$98,800
Total current assets	1,043	98,800

Other Assets
Due from related entity, (Note 9)	—	80,914
Prepaid Expense, (Note 9)	—	22,500
Equipment net of accumulated depreciation of $ 17,773	—	33,009
Software Development costs	—	64,547
Total other assets	—	200,970

Total assets	$1,043	$299,770

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$363,402	$361,813
Accrued expenses	2,028,801	1,481,910
Due to related entity, (Note 9)	50,233	—
Due to Officer (Note 9)	3,281	50,000
Financed insurance policy	11,187	11,187
Derivative liability	3,421,000	809,000
Warrant Liability	1,599,000	606,000
Convertible notes payable, net of discount of $246,470 and $652,178, respectively	3,992,396	3,310,662
Notes Payable	4,607,125	4,627,000
Total Current Liabilities	16,076,425	11,257,572

Commitments and Contingencies (Note 6)

Long term liabilities
Notes payable	—	103,125
Total Liabilities	16,076,425	11,360,697

Stockholders’ deficit
Preferred stock, $0.001 par value, 35,000,000 shares authorized, 1,000,000 shares issued and outstanding at December 31, 2022, and 2021 respectively	1,000	1,000
Common stock, $0.001 par value, 2,000,000,000 shares authorized, 800,543,896 shares and 737,263,858 issued and outstanding at December 31, 2022, and 2021, respectively	800,544	737,264
Additional paid-in capital	38,233,710	37,370,384
Shares Issuable	—	180,000
Accumulated deficit	(55,110,636)	(49,349,575)
Total stockholders’ deficit	(16,075,382)	(11,060,927)
Total liabilities and stockholders’ deficit	$1,043	$299,770

The accompanying footnotes are an integral part of these consolidated financial statements.

GLOBAL DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2022	2021

Revenues	$—	$—
Cost of revenues	—	—
Gross profit	—	—

Operating expenses
Selling, general and administrative expenses	427,132	2,240,437
Total operating expenses	427,132	2,240,437

Loss from operations	427,132	2,240,437

Other expense (income)
Change in fair value of derivative liability	2,090,500	(7,348,389
Change in warrant liability	993,000	(1,782,000)
Loss on disposal of fixed assets	97,555	—
Loss on write off of prepaid expense		315,000
Financing costs	—	63,000
Interest expense	1,000,866	2,008,670
Amortization of original issue discount	1,089,902	2,303,973
Gain on settlement of accrued expenses	—	(12,000)
Loss on conversion of notes payable	62,106	—
Total other expense (income)	5,333,929	(4,451,746)

Income tax expense	$—	$—

Net (Loss) Income	$(5,761,061)	$2,211,309

Net (Loss) per common share, basic and diluted	$—	$—

Weighted average common shares outstanding, basic	800,543,896	737,263,858
Weighted average common shares outstanding, basic and diluted	—	1,420,563,361

The accompanying footnotes are an integral part of these consolidated financial statements.

GLOBAL DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2022, AND 2021

	Common Stock		Preferred Stock		Paid-In		Accumulated
	Shares	Amount	Shares	Amount	Capital	Shared Payable	Deficit	Total
Balance, December 31, 2020	668,338,264	$668,338	1,000,000	$1,000	$34,086,086	—	$(51,560,884)	$(16,805,460)

Shares Issued for conversion of debt	50,619,573	50,620	—	—	1,027,933	—	—	1,078,553

Shares issued for financing fees	8,000,000	8,000	—	—	384,000	—	—	392,000

Shares issued for services	5,000,000	5,000	—	—	279,500	180,000	—	464,500

Reduction in derivative liability	—	—	—	—	1,602,171	—	—	1,602,171

Warrant Exercise	5,306,021	5,306	—	—	(9,306)	—	—	(4,000)

Net Income	—	—	—	—	—	—	2,211,309	2,211,309

Balance, December 31, 2021	737,263,858	$737,264	1,000,000	$1,000	$37,370,384	$180,000	$(49,349,575)	$(11,060,927)

Shares Issued for conversion of debt	58,280,038	58,280	—	—	568,326	—	—	626,606

Shares issued for services	5,000,000	5,000	—	—	175,000	(180,000)	—

Reduction in derivative liability	—	—	—	—	120,000	—	—	120,000

Net (Loss)	—	—	—	—	—	—	(5,761,061)	(5,761,061)

Balance, December 31, 2022	800,543,896	$800,544	1,000,000	$1,000	$38,233,710	$—	$(55,110,636)	$(16,075,382)

The accompanying footnotes are an integral part of these consolidated financial statements.

GLOBAL DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	2022	2021

Cash flows from operating activities:
Net Income (Loss)	(5,761,061)	$2,211,309
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation	—	12,695
Amortization of debt discount	1,089,901	2,303,945
Change in fair value of derivative liability	2,090,500	(7,348,389)
Change in fair value of warrant liability	993,000	(1,782,000)
Stock-based compensation	—	464,500
Consulting fees added to note payable principal	(123,000)	240,000
Interest expense from warrant liability	—	881,000
Extension fees added to principal balance	176,536	250,000
Penalty/other extension fees for notes payable	251,169	—
Loss (gain) on Conversion of NP	62,105	—
Loss on Disposal of Fixed assets	97,556	—
Legal fees for note issuance	—	17,795

Changes in operating assets and liabilities:
Prepaid expenses	22,500	(22,500)
Prepaid expense from related party	—	315,000
Due from related entity	—	(10,204)
Accounts payable	1,588	(124,780)
Accrued expenses	576,081	203,356
Due to Related Party	—	—
Due to officer		(251,291)
Net cash (used in) operating activities	(523,125)	(2,639,564)

Cash flows from investing activities:
Advances to related party	(138,917)	—
Net cash (used in) investing activities	(138,917)	—

Cash flows from financing activities:
Proceeds from notes payable	100,000	—
Payments of notes payable	—	(125,000)
Proceeds from convertible notes payable	575,000	3,403,750
Payments of convertible notes payable	(306,981)	(540,650)
Repayment of advanced to officer	(46,719)	—
Proceeds from Related Party	242,985	—
Net cash provided by (used in) financing activities	564,285	2,738,100

Net increase (decrease) in cash	(97,757)	98,536

Cash at beginning of year	98,800	264

Cash at end of year	$1,043	$98,800

Non-Cash Items
Convertible notes and interest paid by officer	(27,176)	253,000
Debt discount from derivative on convertible notes payable	(641,500)	386,823
Reduction in derivative liability from payments on convertible notes payable	(120,000)	(4,000)
Debt discount from issuance of warrants with convertible note payable	—	1,507,000
Discount on convertible notes payable	(42,693)	(490,214)
Conversion of Convertible notes payable	(557,760)	(743,583)
Cashless exercise of warrants	—	5,306
Settlement of derivative liability to APIC		1,743,908
Convertible notes and interest paid by affiliate	(27,176)	53,000
Convertible debt settled through issuance of common shares	564,501	1,078,552
Reduction in accrued compensation due to officer	—	53,000
Shares issued for accounts payable	(180,000)	—
Warrant exercise shares	—	(4,000)

Supplemental Disclosure:

During the Year ended December 31,2022 the company paid $29,449 of Loan Interest.

The accompanying footnotes are an integral part of these consolidated financial statements.

GLOBAL DIGITAL SOLUTIONS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS

We were incorporated in New Jersey as Creative Beauty Supply, Inc. (“Creative”) in August 1995. In March 2004, Creative acquired Global Digital Solutions, Inc., a Delaware corporation (“Global”). The merger was treated as a recapitalization of Global, and Creative changed its name to Global Digital Solutions, Inc. (“the Company”, “we”), Global provided structured cabling design, installation and maintenance for leading information technology companies, federal, state and local government, major businesses, educational institutions, and telecommunication companies. On May 1, 2012, we made the decision to wind down our operations in the telecommunications area and to refocus our efforts in the area of cyber arms technology and complementary security and technology solutions. From August 2012 through November 2013, we were actively involved in managing Airtronic USA, Inc., and effective as of June 16, 2014, we acquired North American Custom Specialty Vehicles (“NACSV”). In July 2014, we announced the formation of GDSI International (f/k/a Global Digital Solutions, LLC) to spearhead our efforts overseas. The Company had limited operations from the NACSV subsidiary from December 31, 2015, until May 13, 2016. During the interim, the Company was pursuing acquisition opportunities and responding to the litigation with the Securities and Exchange Commission. Subsequent to May 13, 2016, the Company has been seeking acquisitions and additional financing.

In March of 2019, the Company acquired HarmAlarm (“HA”). HA was formed in 2002 as a private Texas company to pursue Infrared commercial applications in the aviation services area. HA is developing an updated version of the system known as Pilot Assisted Landing Systems (PALS).

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern

The accompanying financial statements have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. We have sustained losses and experienced negative cash flows from operations since inception, for the current year ended December 31, 2022, which we had a net loss of $5,761,061 used net cash of $523,125 to fund operating activities. On December 31, 2022, we had cash of $1,043 an accumulated deficit of $55,110,636 a working capital deficit of $16,076,425 and stockholders’ deficit of $16,075,382. We have funded our activities to date almost exclusively from equity and debt financings.

Our cash position is critically deficient, and payments essential to our ability to operate are not being made in the ordinary course. Failure to raise capital in the coming days to fund our operations and failure to generate positive cash flow to fund such operations in the future will have a material adverse effect on our financial condition. These factors raise substantial doubt about our ability to continue as a going concern.

We need to raise additional funds immediately and continue to raise funds until we begin to generate sufficient cash from operations, and we may not be able to obtain the necessary financing on acceptable terms, or at all.

We will continue to require substantial funds to continue development of our core business. Management’s plans in order to meet our operating cash flow requirements include financing activities such as private placements of common stock, and issuances of debt and convertible debt instruments, and the establishment of strategic relationships which we expect will lead to the generation of additional revenue or acquisition opportunities.

While we believe that we will be successful in obtaining the necessary financing to fund our operations, there are no assurances that such additional funding will be achieved or that we will succeed in our future operations.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully execute the plans to pursue acquisitions and raise the funds necessary to complete such acquisitions. The outcome of these matters cannot be predicted at this time. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and our wholly owned subsidiaries, NACSV, GDSI Florida, LLC, Global Digital Solutions, LLC and HarmAlarm. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity-based transactions and disclosure of contingent liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of the financial statements. Significant estimates include the derivative liability valuation, deferred tax asset and valuation allowance, and assumptions used in Black-Scholes-Merton, or BSM, or other valuation methods, such as expected volatility, risk-free interest rate, and expected dividend rate.

Income Taxes

Income taxes are accounted for based upon an asset and liability approach. Accordingly, deferred tax assets and liabilities arise from the difference between the tax basis of an asset or liability and its reported amount in the financial statements. Deferred tax amounts are determined using the tax rates expected to be in effect when the taxes will actually be paid or refunds received, as provided under currently enacted tax law. Valuation allowances are, when necessary, to reduce deferred tax assets to the amount expected to be realized. Income tax expense or benefit is the tax payable or refundable, respectively, for the period plus or minus the change in deferred tax assets and liabilities during the period.

Accounting guidance requires the recognition of a financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company believes its income tax filing positions and deductions will be sustained upon examination and accordingly, no reserves, or related accruals for interest and penalties have been recorded at December 31, 2022, and 2021 The Company recognizes interest and penalties on unrecognized tax benefits as well as interest received from favorable tax settlements within income tax expense.

On December 22, 2017, the President of the United States signed and enacted into law H.R. 1 (the “Tax Reform Law”). The Tax Reform Law, effective for tax years beginning on or after January 1, 2018, except for certain provisions, resulted in significant changes to existing United States tax law, including various provisions that are expected to impact the Company. The Tax Reform Law reduces the federal corporate tax rate from 34% to 21% effective January 1, 2018. The Company analyzed the provisions of the Tax Reform Law to assess the impact on the Company’s consolidated financial statements and determined it had no material impact.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents. We maintain our cash in high-quality financial institutions. The balances, at times, may exceed federally insured limits.

Prepaid expenses

In 2021 management reassessed the viability of testing the PALS system in house. Management reviewed at alternative choices and decided that in house testing was no longer feasible and will outsource the Pals system testing.

As a result of this management decision the prepaid expense was written off and the Company incurred a loss on the write off of $315,000, and $205,000 was charged to Mr. Delgado accrued compensation and Due to officer accounts.

Fair Value of Financial Instruments

The carrying value of cash, accounts payable and accrued expenses approximate their fair values based on the short-term maturity of these instruments. The carrying amounts of debt were also estimated to approximate fair value. The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

The three levels of the fair value hierarchy defined by ASC 820 are as follows:

●	Level 1 – Quoted prices in active markets for identical assets or liabilities

●	Level 2 – Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly

●	Level 3 – Significant unobservable inputs that cannot be corroborated by market data.

Derivative Financial Instruments

We account for conversion options embedded in convertible notes payable in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC’) 815, “Derivatives and Hedging”. Subtopic ASC 815-15, Embedded Derivatives generally requires companies to bifurcate conversion options embedded in the convertible notes from their host instruments and to account for them as free standing derivative financial instruments. Derivative liabilities are recognized in the consolidated balance sheet at fair value as Derivative Liabilities and based on the criteria specified in FASB ASC 815-40, Derivatives and Hedging – Contracts in Entity’s own Equity. The estimated fair value of the derivative liabilities is calculated using various assumptions and such estimates are revalued at each balance sheet date, with changes recorded to other income or expense as Change in fair value of derivative liability in the consolidated statement of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or equity, is evaluated at the instrument origination date and reviewed at the end of each event date (i.e. conversions, payments, etc.) and the measurement period end date for financial reporting. See Note 4 Fair Value Measurement.

Earnings (Loss) Per Share (“EPS”)

Basic EPS is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted EPS includes the effect from potential issuance of common stock, such as stock issuable pursuant to the exercise of stock options and warrants and the assumed conversion of convertible notes.

The following table summarizes the securities that were excluded from the diluted per share calculation because the effect of including these potential shares was antidilutive:

	Year Ended
	December 31,	December 31,
	2022	2021

Convertible notes and accrued interest	268,563,014	361,265,001
Preferred Stock	296,201,242	227,787,627
Stock options	12,900,000	12,900,000
Warrants	66,446,875	81,346,875
Potentially dilutive securities	644,111,131	683,299,503

Stock Based Compensation

In accordance with ASC 718, “Compensation – Stock Compensation” the Company measures the cost of employee services received in exchange for share-based compensation measured at the grant date fair value of the award.

The Company’s accounting policy for equity instruments issued to advisors, consultants, and vendors in exchange for goods and services follows the provisions of FASB ASC 505-50. The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the advisor, consultant or vendor is reached or (ii) the date at which the advisor, consultant or vendor’s performance is complete. In the case of equity instruments issued to advisors and consultants, the fair value of the equity instrument is recognized over the term of the advisor or consulting agreement. Stock-based compensation related to non-employees is accounted for based on the fair value of the related stock or options or the fair value of the services, whichever is more readily determinable.

Warrant liability
	2022	2021
Warrant Liability balance at beginning of period	606,000	560,000
Additions to warrant liability	—	(1,736,000)
Change in fair value	993,000	1,782,000

Balance at end of period	1,599,000	606,000

At December 31,2022 the fair Value of the warrant liability was estimated using a Black Scholes model with the following weighted-average inputs: the price of the Company’s Common stock of $0.0249; a risk free interest rate of 3.0% and expected volatility of the Company’s common stock of 173.54%. 185.9% to 205.9% and the remaining terms of each warrant issuance.

Convertible Instruments

The Company evaluates and accounts for conversion options embedded in its convertible instruments in accordance with accounting standards for “Accounting for Derivative Instruments and Hedging Activities.”

Accounting standards generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. Professional standards also provide an exception to this rule when the host instrument is deemed to be conventional as defined under professional standards as “The Meaning of Conventional Convertible Debt Instrument.”

The Company accounts for convertible instruments (when it has determined that the embedded conversion options should not be bifurcated from their host instruments) in accordance with professional standards when “Accounting for Convertible Securities with Beneficial Conversion Features,” as those professional standards pertain to “Certain Convertible Instruments.” Accordingly, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Original issue discounts (“OID”) under these arrangements are amortized over the term of the related debt to their earliest date of redemption. The Company also records when necessary deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.

ASC 815-40 provides that, among other things, generally, if an event is not within the entity’s control could or require net cash settlement, then the contract shall be classified as an asset or a liability.

Convertible Securities

Based upon ASC 815-15, we have adopted a sequencing approach regarding the application of ASC 815-40 to convertible securities. We will evaluate our contracts based upon the earliest issuance date. In the event partial reclassification of contracts subject to ASC 815-40-25 is necessary, due to our inability to demonstrate we have sufficient shares authorized and unissued, shares will be allocated on the basis of issuance date, with the earliest issuance date receiving first allocation of shares. If a reclassification of an instrument were required, it would result in the instrument issued latest being reclassified first.

NOTE 3 – ACCRUED EXPENSES

Accrued expenses consist of the following amounts:

	December 31,	December 31,
	2022	2021
Accrued compensation to executive officers	$141,997	$90,834
Accrued professional fees and settlements	73,890	86,392
Accrued interest	1,812,914	1,304,684
Total accrued expenses	$2,028,801	$1,481,910

NOTE 4 – FAIR VALUE MEASUREMENTS

We had no Level 1 or Level 2 assets and liabilities at December 31, 2022, and December 31, 2021. The Derivative liabilities are Level 3 fair value measurements.

The following is a summary of activity of Level 3 liabilities during the years ended December 31, 2022, and 2021:

Balance at beginning of period	$809,000	$9,367,159
Additions	641,500	266,000
Settlements	(120,000)	(1,580,000)
Change in fair value	2,090,500	(7,244,159)
Balance at end of year	$3,421,000	$809,000

Embedded Derivative Liabilities of Convertible Notes

At December 31, 2022, the fair value of the bifurcated embedded derivative liabilities of convertible notes was estimated using the following weighted-average inputs: risk free interest rate — 4.73%; term — 1 years; volatility — 173.74%; dividend rate — 0%. At December 31, 2021, the fair value of the bifurcated embedded derivative liabilities of convertible notes was estimated using the following weighted-average inputs: risk free interest rate — 0.082.45%; term — 0.31.25 years; volatility — dividend rate — 173.74%.

NOTE 5 – NOTE PAYABLE

Convertible Note Payable

During January 2015, the Company entered into a one-year $78,750 convertible note payable with LG Capital Funding (LG). The note bears interest at 8% per annum and is convertible at any time at the option of LG into shares of our common stock at a conversion price equal to a 40% discount of the lowest closing bid price for 20 prior trading days including the notice of conversion date. The embedded derivative liability associated with the conversion option of the note was bifurcated from the note and recorded at its fair value on the date of issuance and at each reporting date. The note requires the Company to reserve four times the potential number of shares of common stock issuable upon conversion, or 35,015,467 and 33,408,936 at December 31, 2022 and 2021, respectively. The Company defaulted on the note in January 2016. Additionally, as a result of declines in the fair value of the Company’s common stock, from time to time the Company did not have sufficient authorized shares to maintain this required four times share reserve. Accordingly, the note holder had the right to accelerate the repayment of the note and unpaid interest. In addition, LG has the right to require that additional shares and/or monies be paid in connection with the defaults. During December 2017, in settlement of default, the Company and LG entered into a Convertible Note Redemption Agreement under which the Company was to repay $68,110, $39,921 in unpaid principal outstanding at December 31, 2017, and $28,189 in accrued interest, in five payments through April 2018. Through April 2018, the Company repaid $6,500 of principal under the Convertible Note Redemption Agreement. The Company defaulted on the Convertible Note Redemption Agreement in April 2018 and the $28,189 in accrued interest was converted to principal. As of December 31, 2022, and through the date of this report, the principal balance totaling $48,610 is outstanding and remains in default.

During January 2015, the Company entered into a two-year convertible note payable for up to $250,000 with JMJ Financial (JMJ), of which $110,000 was funded between January and April 2015. The note was issued with an original issue discount of 10% of amounts funded, had a one-time 12% interest charge as it was not repaid within 90 days of the funding date, and is convertible at any time at the option of JMJ into shares of our common stock at the lesser of $0.075 per share or 60% of the average of the trading price in the 25 trading days prior to conversion. The embedded derivative liability associated with the conversion option of the note was bifurcated from the note and recorded at its fair value on the date of issuance and at each reporting date. The note requires the Company to reserve 26,650,000 shares of common stock. JMJ had the option to finance additional amounts up to the balance of the $250,000 during the term of the note. The Company defaulted on the note during January 2017. During December 2017, in settlement of default, the Company and JMJ entered into a Repayment Agreement under which the Company was to repay $84,514, $69,070 in unpaid principal outstanding at December 31, 2017, and $15,444 in accrued interest, in four payments through May 2018. Through May 2018, the Company repaid $25,000 of principal under the Repayment Agreement. The Company defaulted on the Repayment Agreement in May 2018 and the $15,444 in accrued interest was converted to principal. As of December 31, 2022, and through the date of this report, the principal balance totaling $59,514 is outstanding and remains in default.

On April 7, 2020, the Company entered into a convertible promissory note arrangement with Actus Fund, LLC in the principal amount of $197,000. The principal amount of the note with interest at 12% is due on February 7, 2021. The note is convertible into shares of the Company’s common stock. The conversion price shall equal the lessor of (i) Current Market price or (ii) Variable Market price as defined as Market Price less a 50% discount price. As of December 31, 2022, and through the date of this report, the principal balance totaling $197,000 is outstanding.

On August 5, 2020, The Company and Adar Alef, LLC entered into a security purchase agreement in the aggregate principal  of $150,000. The notes shall contain a 5% OID such that the purchase price shall be $142,500. The note was paid off on May 12, 2021, by the CEO of the Company.

On February 25, 2021, the Company and Leonite Capital LLC entered into a securities purchase agreement for a prime rate plus 8% convertible note in the aggregate principal of $2,285,714. The note shall be paid in one or more tranches. The maturity for each tranche shall be twelve-month period from advance date. The holder has the right at any time to convert all or any part of the outstanding principal into shares of common stock of the Company. The conversion price shall be a fixed conversion price of $0.06, which upon a default event, shall be equal to the lesser of (i) the fixed conversion price; (ii) or 70% of the lowest intraday price during the 21 days preceding the conversion request.

On March 1, 2021, the Company received the first tranche of $1,000,000 from Leonite Capital. In connection with the note, the Company issued 20,000,000 warrants, exercisable at $0.10, with a 10-year term and contain full-ratchet anti-dilution protection provisions, with a fair value of $507,000. The Company also issued 4,000,000 shares of common stock as commitment shares to the noteholder, with a fair value of $204,000. The warrants and the commitment shares resulted in a debt discount of $1,000,000, which will be amortized using the effective interest method over the life of the convertible note, and the excess of $101,000 recognized as interest expense at issuance. The warrants were evaluated to be classified as a liability, as based on the various convertible notes outstanding with variable conversion rates it cannot be determined if there are sufficient authorized shares available during the contract period. As of December 31, 2022, and through the date of this report, the principal balance totaling $970,111 is outstanding.

On March 25, 2021, the Company and GS Capital Partners LLC entered into a securities purchase agreement for a prime rate plus 8% convertible note in the aggregate principal of $2,285,714. The note shall be paid in one or more tranches. The maturity for each tranche shall be twelve-month period from advance date. The holder has the right at any time to convert all or any part of the outstanding principal into shares of common stock of the Company. The conversion price shall be a fixed conversion price of $0.06, which upon a default event, shall be equal to the lesser of (i) the fixed conversion price; (ii) or 70% of the lowest intraday price during the 21 days preceding the conversion request.

On April 1, 2021, the Company received the first tranche of $1,142,857 from GS Capital, LLC. In connection with the note, the Company issued 20,000,000 warrants, exercisable at $0.10, with a 10-year term and contain full-ratchet anti-dilution protection provisions, with a fair value of $507,000. The Company also issued 4,000,000 shares of common stock as commitment shares to the noteholder, with a fair value of $204,000. The warrants and the commitment shares resulted in a debt discount of $1,000,000, which will be amortized using the effective interest method over the life of the convertible note, and the excess of $101,000 recognized as interest expense at issuance. The warrants were evaluated to be classified as a liability, as based on the various convertible notes outstanding with variable conversion rates it cannot be determined if there are sufficient authorized shares available during the contract period.

The Company received the second tranche as follows; May 24, 2021, $796,000, July 15, 2021, $90,000, and July 21, 2021, $208,500. As of December 31, 2022, and through the date of this report, the principal balance totaling $2,141,632 is outstanding.

On June 7, 2021, the Company and Geneva Roth Remark Holdings, Inc., entered into a security purchase agreement (“SPA”) for an 8% promissory note in the aggregate principal of $251,625, with a maturity date of June 7, 2022. The note included a original issuance discount (“OID”) of $22,875, for a purchase price of $228,750. The interest was applied as a one- time interest charge upon the issuance date, in the amount of $20,130, recognized in accrued interest. The monthly payments will include the outstanding principal and accrued interest, in 10 monthly payments of $27,175, with the first payment on July 30, 2021. Upon an event of default, as set forth in the agreement, the holder shall have the right to convert the outstanding balance of the note into shares of common stock of the Company, with a conversion rate based on 75% of the lowest trading price of the common stock for the 5 trading days prior to the conversion date. In addition, upon default, the interest increases to 22%, and any outstanding principal and accrued interest shall be increased by 150%. The Company is required at have authorized and reserved four times the number of shares that is actually issuable upon full conversion of the note, which was initially 29,494,505 shares. While the note is still outstanding the Company shall not, without written consent of the holder, issue any variable convertible instruments with a convertible price that varies with the market price of the Company’s common stock, nor shall the Company without the holder’s written consent, sell, lease or otherwise dispose of any significant portion of its assets outside the ordinary course of business.  In connection with the note, the Company issued 2,096,875 warrants, exercisable each at $03, with a 3-year term. The note was paid off by The Company on April 4, 2022.

On February 3, 2022, the Company and Sixth Street Lending LLC entered into a security purchase agreement for a 8% Convertible Note in the aggregate principal of $103,750. is due on February 3, 2023. The note is convertible into shares of common stock of the Company. The conversion price is equal to the Variable Conversion price which is defined as 65% of the Market Price for the average of the lowest two trading dates during a fifteen-day trading period ending on the latest complete trading date prior to the Conversion date. As of December 31, 2022, and through the date of this report, the principal balance totaling $131,096 is outstanding.

On March 25, 2022, the Company and Sixth Street Lending LLC entered into a security purchase agreement for a 8% Convertible Note in the aggregate principal of $258,638 is due on March 25, 2023. The note is convertible into shares of common stock of the Company. The conversion price is equal to the Variable Conversion price which is defined as 75% of the Market Price for the average of the lowest two trading dates during a fifteen-day trading period ending on the latest complete trading date prior to the Conversion date. As of December 31, 2022, and through the date of this report, the principal balance totaling $256,218 is outstanding.

On June 14, 2022, the Company and Diagonal Leasing entered into a security purchase agreement for a 8% Convertible Note in the aggregate principal of $128,750 is due on June 14, 2023. The note is convertible into shares of common stock of the Company. The conversion price is equal to the Variable Conversion price which is defined as 65% of the Market Price for the average of the lowest two trading dates during a fifteen-day trading period ending on the latest complete trading date prior to the Conversion date. As of December 31, 2022, and through the date of this report, the principal balance totaling $162,685 is outstanding.

On August 18, 2022, the Company and GS Capital Partners, LLC. entered into a security purchase agreement for a 10% Convertible Note in the aggregate principal of $172,000, is due on August 18, 2023. The note is convertible into shares of common stock of the Company. The conversion price is equal to 70% of the lowest trading price of the Company’s Common Stock for the 20 trading dates immediately preceding the delivery of a notice of conversion. As of December 31, 2022, and through the date of this report, the principal balance totaling $172,000 is outstanding.

On November 7, 2022, the Company and Gary Shover, entered into a security purchase agreement for a 12% Convertible Note in the aggregate principal of $75,000, is due on May 7, 2023. The note is convertible into shares of common stock of the Company at a fixed Conversion rate of $0.139 per share. The investor shall also receive warrants to purchase 500,000 common shares at $.0139 per share. As of December 31, 2022, and through the date of this report, the principal balance totaling $75,000 is outstanding.

On December 14, 2022, the Company and Ronal Minor entered into a security purchase agreement for a 12% Convertible Note in the aggregate principal of $25,000, is due on June 14, 2023. The note is convertible into shares of common stock of the Company at a fixed Conversion rate of $0.139 per share. The investor shall also receive warrants to purchase 500,000 common shares at $.0139 per share. As of December 2022, and through the date of this report, the principal balance totaling $25,000 is outstanding.

On August 17, 2020, the Company and Harbor Gates entered into a security purchase agreement for a 10% Convertible  Promissory Note in the aggregate principal of $165,000 due on May 17, 2021. The note is convertible into shares of common stock of the Company. The note can be converted (180) days following the date of the note. The conversion price is equal to the Variable Conversion price which is defined as 60% of the Market Price for the lowest two trading dates during a fifteen-day trading period ending on the latest complete. outstanding. The note was paid off on May 28, 2021, by the Company.

On May 20, 2020, the Company and GS Capital Partners, LLC entered into a 10% Convertible Note in the aggregate principal of $165,000 due on February 20, 2021. The note can be converted into shares of common stock of the Company. at any time after the issue date. The note was paid off by the Company in the first and second quarters of 2021.

On April 6, 2020, the Company and Power Up Lending Group entered into a security purchase agreement for a 10% Convertible Promissory Note in the aggregate principal of $53,000 due on April 6, 2021. The note is convertible into shares of common stock of the Company. The note can be converted (180) days following the date of the note. The conversion price is equal to the Variable Conversion price which is defined as 61% of the Market Price for the average of the lowest two trading dates during a fifteen-day trading period ending on the latest complete trading date prior to the conversion date. The note was paid off by the CEO of the Company see Note 9.

On May 10, 2019, the Company and GHS Investments LLC entered into a security agreement for a 10% Convertible Note in the aggregate principal of $335,000 due on February 10, 2020. The note carries original issue discount or $35,000. The note is convertible into shares of common stock of the Company. The “Conversion Price” shall mean 60% multiplied by the Market Price (as defined herein), representing a discount rate of 40%. “Market Price” means the lowest Traded Price for the Common Stock during the twenty (20) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. The Company is required to maintain a common share reserve of not less than three times the number of shares that is actually issuable upon full conversion of the note. The purchaser will also receive warrants to purchase 5,000,000 shares of GDSI common stock at $.01/share. Warrants will have a three-year term to exercise. The Convertible Note is personally guaranteed by William Delgado, CEO.

On June 11, 2021, interest on the note in the amount of $115,200.00 was converted into 8,000,000 shares of the Company’s common stock. The outstanding balance of $761,005, as of October 21, 2021, was converted into 25,500,000 shares of the Company’s common stock. The lender also received the 23,000,000 warrants. The Company recognized a gain of $844,797.00 on the conversions of June 11, 2021, and October 21, 2021. The fair value of the 25,500,000 shares issued was approximately $729,300.00

Notes Payable

During August 2017, Dragon Acquisitions, a related entity owned by William Delgado, and an individual lender entered into a Promissory Note agreement for $20,000 as well as $2,000 in interest to accrue through maturity on August 31, 2018 for a total of $22,000 due on August 31, 2018. Dragon Acquisition assumed payment of a payable of the Company and the Company took on the note. The Company defaulted on the note at maturity in August 2018. The $20,000 note remained outstanding at December 31, 2022 through the date of this report.

On December 22, 2017, the Company entered into a financing agreement with Parabellum, an accredited investor, for $1.2 million, amended in 2019 and increased to $1,850,000. Under the terms of the agreement, the Company is to receive milestone payments based on the progress of the Company’s lawsuit (Note 6) for damages against Grupo Rontan Metalurgica, S.A (the “Lawsuit”). Such milestone payments consist of (i) an initial purchase price payment of $300,000, which the Company received on December 22, 2017, (ii) $150,000 within 30 days of the Lawsuit surviving a motion to dismiss on the primary claims, (iii) $100,000 within 30 days of the close of all discovery in the Lawsuit and (iv) $650,000 within 30 days of the Lawsuit surviving a motion for summary judgment and challenges on the primary claims. As part of the agreement, the Company shall pay the investor an investment return of 100% of the litigation proceeds to recoup all money invested, plus 27.5% of the total litigation proceeds received by the Company. $300,000 was received by the Company in December 2017. As of December 31, 2022, and through the date of this report, the $2,550,000 note remains outstanding.

On December 23, 2017 (the “effective date”), the Company entered into a $485,000, 7% interest rate, demand promissory note with Vox Business Trust, LLC (Vox). The note was in settlement of the amounts accrued under a consulting agreement (Note 6), consisting of $200,000 owed for retainer payments through December 2017, as well as $285,000 owed to Vox when the Resolution Progress Funding was met on December 22, 2017. As part of the agreement, Vox may not demand payment prior to the date of the Resolution Funding Date. The Company also agreed to grant 5,000,000 shares within 90 days of the Resolution Progress Funding Date and 10,000,000 shares within 90 days of the Resolution Funding Date. The 5,000,000 shares were issued on March 13, 2018. The Company shall make mandatory prepayment in the following amounts and at the following times –

●	$1,000 on the effective date.

●	$50,000 on the date on which the judge presiding over the lawsuit issues a ruling or decision in which the lawsuit survives a motion to dismiss.

●	$50,000 on the date on which discovery closes with respect to the lawsuit.

●	$100,000 on the date on which the judge presiding over the lawsuit issues a ruling or decision in which the lawsuit survives a motion for summary judgement on the claims.

Under the terms of the Vox note consulting agreement (Note 6), any unpaid consulting fees subsequent to December 2017 causes a default on the note with unpaid consulting fees to be added to the principal of the note. During the years ended December 31, 2022, and 2021, consulting fees totaling $120,000 were added to the note principal and are included in the note balance. The note had a balance of $861,500 and $926,500 as of December 31, 2022, and 2021, respectively. Through the date of this report, monthly consulting fees have not been repaid and continue to be added to the principal balance of the note. The note remains in default.

On December 26, 2017 (the “effective date”), the Company entered into a $485,000, 7% interest rate, demand promissory note with RLT Consulting, Inc. (RLT), a related party. The note was in settlement of the amounts accrued under a consulting agreement (Note 6), consisting of $200,000 owed for retainer payments through December 2017, as well as $285,000 owed to RLT when the Resolution Progress Funding was met on December 22, 2017. As part of the agreement, RLT may not demand payment prior to the date of the Resolution Funding Date. The Company also agreed to grant 5,000,000 shares within 90 days of the Resolution Progress Funding Date and 10,000,000 shares within 90 days of the Resolution Funding Date. The 5,000,000 shares were issued on March 13, 2018. The Company shall make mandatory prepayment in the following amounts and at the following times –

●	$1,000 on the effective date.

●	$50,000 on the date on which the judge presiding over the lawsuit issues a ruling or decision in which the lawsuit survives a motion to dismiss.

●	$50,000 on the date on which discovery closes with respect to the lawsuit.

●	$100,000 on the date on which the judge presiding over the lawsuit issues a ruling or decision in which the lawsuit survives a motion for summary judgement on the claims.

Under the terms of the RLT note consulting agreement (Note 6), any unpaid consulting fees subsequent to December 2017 causes a default on the note with unpaid consulting fees to be added to the principal of the note. During the year ended December 31, 2022, and 2021, consulting fees totaling $120,000 were added to the note principal and are included in the note balance. The note had a balance of $861,500 and $919,500 as of December 31, 2022, and 2021, respectively. Through the date of this report, monthly consulting fees have not been repaid and continue to be added to the principal balance of the note. The note remains in default. RLT was granted a first priority security interest in the Litigation Proceeds and is pari passu to Parabellum and Vox. To that end, they share in the litigation in a priority position to proceed to repay the note.

During April 2018, the Company entered into a two-month $36,000 note payable with $31,000 in proceeds paid directly to a third-party vendor for expenses. The note did not bear interest and included a $5,000 original issue discount. During June 2018, the Company defaulted on the note. As of December 31, 2022, and through the date of this report, the $11,000 note remained outstanding.

During May 2018, the Company entered into an Investment Return Purchase Agreement with an accredited investor (the “Purchaser”) for proceeds of $200,000 (the “Investment Agreement”). Under the terms of the Investment Agreement, the Company agreed to pay the Purchaser the $200,000 proceeds plus a 10% return, or $20,000 (the “Investment Return”) within three (3) months from the date of the Investment Agreement. Such Investment Return shall be paid earlier if the Company secures funding totaling $500,000 within 90 days from the date of the Investment Agreement. In addition, the Company agreed to issue to the Purchaser 2,000,000 warrants to purchase common stock of the Company at an exercise price of $0.01 per share, exercisable for a period of three years and expired May 2021. The warrants were valued using the Black Scholes Merton model, resulting in a fair value of $13,000 which were recorded as a discount on the note. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.007 at issuance date; a risk-free interest rate of 2.75% and estimated volatility of the Company’s common stock of 220%. As of December 31, 2022, and through the date of this report, the $200,000 principal and $20,000 Investment Return remained outstanding and is in default.

During June 2018, the Company entered in to a one-year $300,000 non-convertible note with an accredited investor with $150,000 original issue discount (“OID”) for net proceeds of $150,000. As part of the note agreement, the Company also agreed to issue the investor 5,000,000 warrants at an exercise price of $0.01, exercisable for a period of three (3) years. The warrants were valued using the Black Scholes Merton model, resulting in a fair value of $35,000 of which $28,378 was recorded as a discount on the note. The key valuation assumptions used consist, in part, of the price of the Company’s common stock of $0.008 at issuance date; a risk-free interest rate of 2.62% and estimated volatility of the Company’s common stock of 218%. At December 31, 2019, the $300,000 note remained outstanding. The Company defaulted on the note at maturity in June 2019 and the note remained outstanding through the date of this report. The note contains a default interest rate of 10% plus a 5% penalty of the outstanding balance of the note. The note holder has voluntarily refrained from making demand for repayment under the default provisions of the note, which would require the Company to pay the holder 130% of the outstanding principal and interest accrued at the default rate. The Company paid off the note on March 10, 2021.

The June 2018 note bears a personal guarantee by William Delgado, the Chief Executive Officer of the Company. As further security for the note, Mr. Delgado has also pledged the 1,000,000 Convertible Preferred Shares of the Company that he owns, as well as 5,000,000 common shares of SHMP, another public company in which Mr. Delgado is a director and Chief Financial Officer.

On May 12, 2020, the Company and BBVA USA entered into a 1% SBA PPP, Promissory Note, in the aggregate principal of $103,125. The note is payable in monthly payments of $5,805 beginning on December 12, 2020, ending on May 12, 2022. The Company has requested debt forgiveness from the SBA. As of December 31, 2022, and through the date of this report the SBA has not responded to the request and BBVA has waived the monthly payments.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Legal Proceedings

We may be involved in legal proceedings in the ordinary course of our business, and our management cannot predict the ultimate outcome of these legal proceedings with certainty. The Company is plaintiff or defendant in the following actions:

Share Purchase and Sale Agreement for Acquisition of Grupo Rontan Electro Metalurgica, S.A.

Effective October 13, 2015, the Company (as “Purchaser”) entered into the SPSA dated October 8, 2015 with Joao Alberto Bolzan and Jose Carlos Bolzan, both Brazilian residents (collectively, the “Sellers”) and Grupo Rontan Electro Metalurgica, S.A., a limited liability company duly organized and existing under the laws of Federative Republic of Brazil (“Rontan”) (collectively, the “Parties”), pursuant to which the Sellers agreed to sell 100% of the issued and outstanding shares of Rontan to the Purchaser on the closing date.

The purchase price shall consist of a cash amount, a stock amount and an earn-out amount as follows: (i) Brazilian Real (“R”) $100 million (approximately US$26 million) to be paid by the Purchaser in equal monthly installments over a period of forty eight (48) months following the closing date; (ii) an aggregate of R$100 million (approximately US$26 million) in shares of the Purchaser’s common stock, valued at US$1.00 per share; and (iii) an earn-out payable within ten business days following receipt by the Purchaser of Rontan’s audited financial statements for the 12-months ended December 31, 2017, 2018 and 2019. The earn-out shall be equal to the product of (i) Rontan’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the last 12 months, and (ii) twenty percent and is contingent upon Rontan’s EBITDA results for any earn-out period being at least 125% of Rontan’s EBITDA for the 12-months ended December 31, 2015. It is the intention of the parties that the stock amount will be used by Rontan to repay institutional debt outstanding as of the closing date.

Under the terms of a Finders Fees Agreement dated April 14, 2014, we have agreed to pay RLT Consulting Inc., a related party, a fee of 2% (two percent) of the Transaction Value, as defined in the agreement, of Rontan upon closing. The fee is payable one-half in cash and one-half in shares of our common stock.

Specific conditions to closing consist of:

a)	Purchaser’s receipt of written limited assurance of an unqualified opinion with respect to Rontan’s audited financial statements for the years ended December 31, 2013 and 2014 (the “Opinion”);

b)	The commitment of sufficient investment by General American Capital Partners LLC (the “Institutional Investor”), in the Purchaser following receipt of the Opinion;

c)	The accuracy of each Parties’ representations and warranties contained in the SPSA;

d)	The continued operation of Rontan’s business in the ordinary course;

e)	The maintenance of all of Rontan’s bank credit lines in the maximum amount of R$200 million (approximately US$52 million) under the same terms and conditions originally agreed with any such financial institutions, and the maintenance of all other types of funding arrangements. As of the date of the SPSA, Rontan’s financial institution debt consists of not more than R$200 million (approximately US$52 million), trade debt of not more than R$50 million (approximately US$13 million) and other fiscal contingencies of not more that R$95 million (approximately US$24.7 million);

f)	Rontan shall enter into employment or consulting service agreements with key employees and advisors identified by the Purchaser, including Rontan’s Chief Executive Officer; and

g)	The Sellers continued guarantee of Rontan’s bank debt for a period of 90 days following issuance of the Opinion, among other items.

The Institutional Investor has committed to invest sufficient capital to facilitate the transaction, subject to receipt of the Opinion, as well as the ability to acquire 100% of the outstanding stock of Rontan at a price of $200 million BR, and the Company can acquire 100% of all real estate held by Rontan.

Subject to satisfaction or waiver of the conditions precedent provided for in the SPSA, the closing date of the transaction shall take place within 10 business days from the date of issuance of the Opinion.

Rontan is engaged in the manufacture and distribution of specialty vehicles and acoustic/visual signaling equipment for the industrial and automotive markets.

Subsequent to December 31, 2015, on April 1, 2016, we believed that we had satisfied or otherwise waived the conditions to closing (as disclosed under the SPSA, the closing was subject to specific conditions to closing, which were waivable by us,) and advised the Sellers of our intention to close the SPSA and demanded delivery of the Rontan Securities. The Sellers, however, notified us that they intend to terminate the SPSA. We believe that the Sellers had no right to terminate the SPSA and that notice of termination by the Sellers was not permitted under the terms of the SPSA.

On January 31, 2018, we announced that we initiated a lawsuit for damages against Grupo Rontan Metalurgica, S. A, (“Rontan”) and that company’s controlling shareholders, Joao Alberto Bolzan and Jose Carlos Bolzan. The action has been filed in the United States District Court for the Southern District of Florida. The complaint alleges that Rontan is wholly owned by Joao Bolzan and Jose Bolzan. In the complaint, we further allege that Rontan and its shareholders improperly terminated a Share Purchase and Sale Agreement (the “SPA”) by which we were to acquire whole ownership of Rontan.

On February 5, 2018, United States District Court Southern District of Florida filed a Pretrial Scheduling Order and Order Referring Case to Mediation dated February 5, 2018, for the Company’s lawsuit against Grupo Rontan Electro Metalurgica, S.A., et al. The Case No. is 18-80106-Civ-Middlebrooks/Brannon. The court has issued a schedule outlining various documents and responses that are to be delivered by the parties as part of the discovery plan.

On April 25, 2018, the Note of Filing Proposed Summons was completed by the Company. On April 26, 2018, a summons was issued to Grupo Rontan Electro Metalurgica, S.A. Also, on May 15, 2018, the Company filed a motion for Issuance of Letters Rogatory.

Consulting agreements

The Company entered into two consulting agreements (See Note 5) in May 2016, for services to be provided in connection towards the resolution of the Rontan lawsuit (below). The consulting agreements includes a monthly retainer payment of $10,000 to each consultant. The agreement also includes consideration of 5,000,000 shares of restricted common stock of the Company, plus a 5% cash consideration of the Resolution Progress Funding, (defined as upon the retention of legal counsel and receipt of funding for the litigation), as of the Resolution Progress Funding date and 10,000,000 shares of restricted common stock of the Company and a 5% cash consideration of the Resolution Funding amount (defined as a settlement or judgement in favor of the Company by Rotan),at the Resolution Funding date. The Resolution Progress funding was met on December 22, 2017.

NOTE 7 – STOCKHOLDERS’ EQUITY

Preferred Stock

We are authorized to issue 35,000,000 shares of noncumulative, non-voting, convertible preferred stock, $0.001 par value per share. At December 31, 2022, and 2021, 1,000,000 shares of preferred stock were outstanding.

 On August 15, 2016, William J. Delgado, our current Chief Executive Officer, agreed to convert $231,565 of indebtedness owed to him by the Company into 1,000,000 shares of convertible preferred stock (the “Preferred Stock”). The Preferred Stock has voting rights as to one (1) preferred share to four hundred (400) shares of the common stock of the Company. The Preferred Stock is convertible into common stock at any time after issuance into 37% of the outstanding common stock of the Company at the time of the conversion. The conversion to common can only take place when there are an adequate number of shares that are available and is subject to normal stock adjustments (i.e. stock splits etc.) that are executed by the Company in its normal course of business.

Common Stock

We are authorized to issue 2,000,000,000 shares of common stock, $0.001 par value per share. At December 31, 2022 and 2021 there were 800,542,896 and 737,263,858 Issued, outstanding, or vested but unissued under stock compensation plans, respectively.

Common Stock Warrant

We have issued warrants, which are fully vested and available for exercise, as follows:

The following is a summary of outstanding and exercisable warrants at December 31, 2022:

Outstanding			Exercisable

	Weighted
	Average	Outstanding
Range of	Number	Remaining	Weighted	Number	Weighted
Exercise	Outstanding	Contractual	Average	Exercisable	Average
Prices	at 12/31/2022	Life (in yrs)	Exercise Price	at 12/31/2022	Exercise Price
$0.01	12,000,000	4	$0.01	12,000,000	$0.01
$0.01	1,000,000	4.1	$0.01	1,000,000	$0.01
$0.01	1,000,000	4.2	$0.01	1,000,000	$0.01
$0.01	1,000,000	4.3	$0.01	1,000,000	$0.01
$0.01	1,000,000	4.4	$0.01	1,000,000	$0.01
$0.01	1,000,000	4.5	$0.01	1,000,000	$0.01
$0.01	1,000,000	4.6	$0.01	1,000,000	$0.01
$0.01	1,000,000	4.7	$0.01	1,000,000	$0.01
$0.01	1,000,000	4.8	$0.01	1,000,000	$0.01
$0.01	1,000,000	4.9	$0.01	1,000,000	$0.01
$0.01	1,000,000	5	$0.01	1,000,000	$0.01
$0.01	1,000,000	5.1	$0.01	1,000,000	$0.01
$0.01	10,000,000	9	$0.01	10,000,000	$0.01
$0.01	20,000,000	8	$0.01	20,000,000	$0.01
$0.03	2,096,875	1	$0.01	2,096,875	$0.01
$0.01	10,750,000	4.8	$0.01	10,750,000	$0.01
$0.01	500,000	3	$0.01	500,000	$0.01
$0.01	100,000	3	$0.01	100,000	$0.01
	66,446,875			66,446,875

All warrants are exercisable at any time through the date of expiration. All agreements provide for the number of shares to be adjusted in the event of a stock split, a reverse stock split, a share exchange or other conversion or exchange event in which case the number of warrants and the exercise price of the warrants shall be adjusted on a proportional basis.

The following is a summary of outstanding and exercisable warrants at December 31, 2021:

Outstanding			Exercisable

	Weighted
	Average	Outstanding
Range of	Number	Remaining	Weighted	Number	Weighted
Exercise	Outstanding	Contractual	Average	Exercisable	Average
Prices	at 12/31/2021	Life (in yrs)	Exercise Price	at 12/31/2021	Exercise Price
$0.01	5,000,000	0.5	0.004	5,000,000	$0.01
$0.01	3,750,000	2.1	0.002	3,750,000	$0.01
$0.01	12,000,000	2	$0.01	12,000,000	$0.01
$0.01	2,500,000	2.8	$0.01	2,500,000	$0.01
$0.01	10,000,000	8.2	$0.01	10,000,000	$0.01
$0.01	20,000,000	8.3	$0.01	20,000,000	$0.01
$0.01	2,096,875	3.6	$0.01	2,096,875	$0.01
$0.01	12,000,000	5	$0.01	12,000,000	$0.01
$0.01	1,000,000	5.1	$0.01	1,000,000	$0.01
$0.01	1,000,000	5.2	$0.01	1,000,000	$0.01
$0.01	1,000,000	5.3	$0.01	1,000,000	$0.01
$0.01	1,000,000	5.4	$0.01	1,000,000	$0.01
$0.01	1,000,000	5.5	$0.01	1,000,000	$0.01
$0.01	1,000,000	5.6	$0.01	1,000,000	$0.01
$0.01	1,000,000	5.7	$0.01	1,000,000	$0.01
$0.01	1,000,000	5.8	$0.01	1,000,000	$0.01
$0.01	1,000,000	5.9	$0.01	1,000,000	$0.01
$0.01	1,000,000	5.1	$0.01	1,000,000	$0.01
$0.01	1,000,000	5.1	$0.01	1,000,000	$0.01
	78,346,875			78,346,875

The intrinsic value of warrants outstanding at December 31, 2022, and 2021, was $0. Aggregate intrinsic value represents the value of the Company’s closing stock price on the last trading day of the fiscal period in excess of the exercise price of the warrant multiplied by the number of warrants outstanding or exercisable.

Stock Incentive Plans

2014 Global Digital Solutions Equity Incentive Plan

On May 9, 2014, our shareholders approved the 2014 Global Digital Solutions Equity Incentive Plan (“Plan”) and reserved 20,000,000 shares of our common stock for issuance pursuant to awards thereunder, including options, stock appreciation right, restricted stock, restricted stock units, performance awards, dividend equivalents, or other stock-based awards. The Plan is intended as an incentive, to retain in the employ of the Company, our directors, officers, employees, consultants, and advisors, and to attract new officers, employees, directors, consultants and advisors whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries.

In accordance with the ACS 718, Compensation – Stock Compensation, awards granted are valued at fair value at the grant date. The Company recognizes compensation expense on a pro rata straight-line basis over the requisite service period for stock-based compensation awards with both graded and cliff vesting terms. The Company recognizes the cumulative effect of a change in the number of awards expected to vest in compensation expense in the period of change. The Company has not capitalized any portion of its stock-based compensation.

Stock-based compensation expense for the years ended December 31, 2022, and 2021 was $0 and $5,075, respectively.

Awards Issued Under Stock Incentive Plans

Stock Option Activity

On December 31, 2022, and 2021we have outstanding stock options of 12,900,000 and 13,650,002 respectively - all of which are fully-vested stock options that were granted to directors, officers and consultants. The outstanding stock options are exercisable at prices ranging from $0.006 to $0.64 and expire between February 2024 and December 2025, for an average exercise price per share of $0.60 and an average remaining term of 3 years as of December 31, 2022.  In 2021 there were 750,000 options exercised.

During the years ended December 31, 2022, and 2021, we did not recognize any stock-based compensation cost related to the outstanding stock options. The intrinsic value of options outstanding at December 31, 2022, and 2021, was $0. Aggregate intrinsic value represents the value of the Company’s closing stock price on the last trading day of the fiscal period in excess of the exercise price of the option multiplied by the number of options outstanding.

Restricted Stock Units

On October 10, 2014, we granted an employee 1 million RSU’s convertible into 1 million shares of the Company’s common stock, with a grant date fair market value of $100,000. The grant was made under our 2014 Equity Incentive Plan. 333,333 RSU’s will vest in respect of each calendar year (commencing January 1 and ending December 31) of the Company from 2015 through 2017 if the Company has achieved at least 90% of the total revenue and EBITDA midpoint targets set forth in the agreement. If less than 90% of the target is achieved in respect of any such fiscal year, then the number of RSU’s vesting for that fiscal year shall be 333,333 times the applicable percentage set forth in the agreement; provided that, if the company shall exceed 100% of the revenue and EBITDA midpoint target for the 2018 or 2017 calendar year, and shall have failed to reach 90% of the target for a prior calendar year, the excess over 100% shall be applied to reduce the deficiency in the prior year(s), and an additional number of RSU’s shall vest to reflect the increased revenue for such prior calendar year. Any such excess shall be applied first to reduce any deficiency for the 2015 calendar year and then for the 2016 calendar year. The vesting of the RSU’s shall be effective upon the issuance of the audited financial statements of the Company for the applicable calendar year and shall be based upon the total revenue and EBITDA of the acquired companies as reflected in such financial statements.

Awards Not Issued Under Stock Incentive Plans

Restricted Stock Grants Awarded to Advisors

In order to align our senior advisors with the interest of the stakeholders of the Company, the Board of Directors of the Company has granted the advisors restricted stock awards valued at $0.17 to $0.364 per share which vest over a period of 12 – 24 months, subject to remaining an advisor for a minimum of twelve months, and which are forfeited if the advisor is terminated or is no longer an advisor on the anniversary of the advisory award, as follows:

					December 31, 2022
Name	Date of Grant	Number of Shares	Vest from	Vest To	Vested	Unvested	Forfeited
Mathew Kelley	4/17/13	1,250,000	4/30/13	3/31/14	1,250,000	—	—
	4/17/13	1,250,000	2/28/14	1/31/15	1,250,000	—	—

Richard J. Feldman	4/30/14	500,000	4/30/14	3/30/15	500,000	—	—
		500,000	4/30/15	3/30/16	375,000	—	125,000

Gary Gray	3/7/15	1,000,000	3/7/15	5/30/15	1,000,000	—	—

Ross Trevino	3/7/15	500,000	3/7/15	5/30/15	500,000	—	—
		5,000,000			4,875,000	—	125,000

The aggregate intrinsic value of the restricted stock grant was $0 on December 31, 2022, and 2021.

NOTE 8 – INCOME TAXES

Net (Income) Loss - book	$5,761,061
Permanent Differences:
Loss on disposal of fixed assets	(97,555)
Change in warrant liability	(993,000)
Change in derivative	(2,090,500)
Debt discount amortization	(1,089,902)
Estimate loss - tax basis	1,490,104

Reconciliations between the statutory rate and the effective tax rate for the year ended December 31, 2022 consist as follows:

	2022
	Amounts	Rate
Income tax expense at
statutory federal rate of 21%	1,210,000	21%
Permanent Differences
Loss on disposal of Fixed assets	(20,000)	0%
Change in warrant liability	(209,000)	-4%
Change in derivative	(439,000)	8%
Debt discount amortization	(229,000)	-4%
Increase (decrease) in valuation allowance	313,000	-21%
Income tax expense (benefit) at
Company’s effective tax rate	$—	0%

	TOTAL	Activity	TOTAL
	12/31/2021	2022	12/31/2022

Net Operating Loss Carryforward	$21,774,808	$313,000	$22,087,808

NOL tax benefit	$4,004,010	$313,000	$4,317,010

Total Deferred Tax Assets	4,004,010	313,000	4,317,010
Valuation allowance	$(4,004,010)	$(313,000)	$(4,317,010)
	$—	$—	$—

As of December 31, 2022, the Company had $ 22,087,808 of federal net operating loss carry forwards. These carry forwards, if not used, will begin to expire in 2029. Current or future ownership changes, including issuances of common stock under the terms of the Company’s convertible notes payable that were entered into during 2015 and the closing of the Rontan Transaction may severely limit the future realization of these net operating losses.

The Company provides for a valuation allowance when it is more likely than not that they will not realize a portion of the deferred tax assets. The Company has established a valuation allowance against their net deferred tax asset due to the uncertainty that enough taxable income will be generated in those taxing jurisdictions to utilize the assets. Therefore, they have not reflected any benefit of such deferred tax assets in the accompanying financial statements. The Company’s net deferred tax asset and valuation allowance increased by $313,000 for the year ended December 31, 2022, related to the current year activity.

The Company has reviewed all income tax positions taken or that are expected to be taken for all open years and determined that their income tax positions are appropriately stated and supported for all open years. The Company is subject to U.S. federal income tax examinations by tax authorities for years after 2011 due to unexpired net operating loss carryforwards originating in and subsequent to that year. The Company may be subject to income tax examinations for the various taxing authorities which vary by jurisdiction.

The Company’s policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the consolidated statements of operations. As of December 31, 2022, there were no unrecognized tax benefits, or any tax related interest or penalties.

The Company files income tax returns in the U.S. federal jurisdiction and the various states in which they operate. The former members of NACSV are required to file separate federal and state tax returns for NACSV for the periods prior to our acquisition of NACSV. The Company files consolidated tax returns for subsequent periods. The Company has not filed their U.S. federal and certain state tax returns since 2014 and currently do not have any examinations ongoing. Tax returns for the years 2012 onwards are subject to federal, state or local examinations.

NOTE 9 – RELATED PARTY TRANSACTIONS

Due to officer

As of December 31, 2022, the Company owes Mr. Delgado $21,000 in accrued compensation.

During 2021 Mr.Delgado paid off approximately $390,000 of the Company’s debt. The Company paid Mr. Delgado approximately $1,326,000 which included repayment for amounts paid for the notes and compensation. The Company owes Mr. Delgado $50,000 at December 31, 2021 for money advanced.

During 2022 Mr. Delgado advance The Company $9,000 for payment of operating expenses. The Company reimbursed Mr. Delgado  $55,000 for his outstanding balance at December 31, 2021, and the current year advance. The Company owes Mr. Delgado approximated $3,300 at December 31, 2022.Due from Related Party

During the year ended December 31, 2022, The Company advanced approximately $140,000 to Eco Growth Strategies for operating expenses. During 2022 Eco Growth repaid The Company approximately $270,000 in repayment of the current year advances, $140,000, and prior year balance of $80,000. At December 31, 2022, The Company owes Eco Growth approximately $50,000.

During the year ended December 31, and 2021, the Company advanced Eco Growth Strategies, a related entity, $80,195 to cover administrative costs and legal expense.

Accounts Payable

	December 31,	December 31,
	2022	2021
Jerry Gomolski	25,000	25,000
Charter 804CS	20,099	20,099
Gary Gray	12,000	12,000
	$57,099	$57,099

Accrued Compensation

On December 31, 2022, and December 31, 2021, we had $21,163 and $0.00 payable to William J. Delgado and $120,834 and $90,834 to Jerome Gomolski, respectively.

		William	Jerome
	Total	Delgado	Gomolski
Balance 12/31/2021	$90,834	$0.00	$90,834

2022 Salary	300,000	240,000	60,000
Payments	(248,837)	(218,837)	(30,000)

Balance 12/31/2022	$(141,997)	$(21,163)	$(120,834)

NOTE 10 – SUBSEQUENT EVENTS

On January 4, 2023, Company and Leonite Capital,LLC, entered into a security purchase agreement for a 8% Convertible Note in the aggregate principal of $41,666.67 less an original issue discount of $4,166.67. The note shall be paid in one or more tranches. The Company received the first tranche of $21,500, on January 12, 2023. The maturity of each tranche shall be 12 months after each Tranche is advanced. The note is convertible into shares of common stock of the Company. The conversion price shall be the lower of $0.01 or the lowest trade price on the Advance Date of the first Tranche.

On January 12, 2023, the Company and GS Capital Partners, LLC. entered into a security purchase agreement for a 8% Convertible Note in the aggregate principal of $41,667, due on January 12, 2024. The note is convertible into shares of common stock of the Company. The conversion price shall be the lower of $0.01 or the lowest trade price on the date of the First Tranche, Fixed Conversion Price. Upon the advance of the First Tranche the Company shall issue warrants to purchase 5,000,000 shares of the Company common stock. The exercise price is $0.024 per share with a term of 120 Months.

Date	Category	Description		Shares Issued

1/26/2023	Settlemement Agreement	The Company entered into a Settlement Agreement on January 26, 2023, with 1800 Diagonal Lending LLC f/k/a Sixth Street Lending LLC, in the amount of $550,000. The settlement agreement was set aside and a Agreed Final Order was issued on ? Pursuant to the Final order the following note balances and adjustments were made. Initial Notes entered 2/3/2022 with an initial principal amount of $103,750, adjusted to the sum of $131,096.02, plus interest at the rate of 8% from August 8, 2022, until paid. Note entered 6/14/2022 with a principal amount of $ 202,772.57 adjusted to the sum of $256,218.57, plus interest at the rate of 8 % from August 8, 2022, until paid. Note entered June 14, 2022, with an initial principal of $128,750.00 adjusted to the principal amount of $162,685.42 , plus interest at the of 8 % from August 8,2022 until paid.

2/6/2023	Promissory Note	On February 6, 2023, The Company and Fourth Man, LLC entered into a Securities purchase agreement for a 12% Convertible Note in the aggregate principal of $165,000.00 less an original issue discount of $16,500.00. The note will mature in 12 months from the issue date. The note in convertible into shares of common stock on the Company at a price of $0.01. The Company shall issue 8,250,000 warrants shares at an exercise price of $0.01 and an exercise period of five years from the issue date.

2/7/2023	Notice of Conversion	On February 7,2023, GS Capital Partners, LLC. converted $53,474.63 of principal and $13,885.82 of interest for 6,736,045 shares of common stock.		6,736,045

2/8/2023	Notice of Conversion	On February 8, 2023 Leonite Capital LLC converted $100,000 of principal, interest, and fees for 10,000,000 shares of common stock.		10,000,000

2/21/2023	Notice of Conversion	On February 21, 2023 Leonite Capital LLC converted $150,000 of principal and interest for 15,000,000 shares of common stock.		15,000,000

2/23/2023	Notice of Conversion	On February 23,2023, GS Capital Partners, LLC. converted $65,000.00 of principal and $17,277.53 of interest for 8,277,753 shares of common stock.		8,227,753

3/1/2023	Notice of Conversion	On March I, 2023 Leonite Capital LLC converted $200,000 of principal and interest for 20,000,000 shares of common		20,000,000

3/7/2023	Notice of Conversion	On March 7,2023, GS Capital Partners, LLC. converted $80,000.00 of principal and $21,632.88 of interest for 10,163,288 shares of common stock.		10,163,288

3/17/2023	Notice of Conversion	On March 17, 2023, GS Capital Partners, LLC. converted $85,000 of principal and $23,310.96 of interest for 10,831,096, shares of common stock.		10,831,096

3/22/2023	Second Amendment to Senior Secured Convertible Promissory Note	Amended June 30, 2023, the Company entered into a second amendment to senior secured convertible promissory note, with Leonite Capital LLC

4/18/2023	Notice of Conversion	On April 18, 2023, Leonite Capital LLC converted $150,000 of principal and interest for 15,000,000 shares of common		15,000,000

3/17/2023	Notice of Conversion	On March 17, 2023, Leonite Capital LLC converted $200,000 of principal and interest for 20,000,000 shares of common		20,000,000
			—	115,958,182

				798,168,896
				115,958,182
				914,127,078

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description
3.1	Articles of Incorporation (1)
3.2	Bylaws (1)
5.1	Opinion of Counsel on legality of securities being registered
10.1	Equity Financing Agreement with GHS Investments, LLC dated October 3, 2022 (2)
10.2	Registration Rights Agreement with GHS Investments, LLC dated October 2, 2022 (2)
23.1	Consent of Turner, Stone & Company LLP
107	Filing Fee Table August 2

(1) Filed with S-1 Registration Statement on October 18, 2018

(2) Filed with S-1 Registration Statement on February 10, 2023

Item 17. Undertakings

The undersigned registrant hereby undertakes to:

(1)	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	Include any additional or changed material information on the plan of distribution.

(2)	For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)	For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on August 2, 2023.

Global Digital Solutions, Inc.

/s/ William J. Delgado
By: William J. Delgado
Its: Chief Executive Officer (Principal Executive Officer) and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ William J. Delgado William J. Delgado	Chief Executive Officer (Principal Executive Officer) and Director	August 2, 2023

Name	Title	Date

/s/ Jerome J. Gomolski Jerome J. Gomolski	Chief Financial Officer (Principal Accounting Officer)	August 2, 2023